Filed Pursuant to Rule 424(b)5
Registration Number 333-170870

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated March 20, 2013

PROSPECTUS SUPPLEMENT

(To prospectus dated December 15, 2010)

1,200,000 Common Units

StoneMor Partners L.P.

Representing Limited Partner Interests

We are selling 1,200,000 common units representing limited partner interests in us pursuant to this prospectus supplement and the accompanying prospectus.

Common units are traded on the New York Stock Exchange under the symbol “STON.” On March 19, 2013, the last reported sale price of common units on the New York Stock Exchange was $25.91 per common unit.

You should consider the risks which we have described in “Risk Factors ” beginning on page S-12 of this prospectus supplement and on page 4 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before buying common units.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may purchase up to an additional 180,000 common units from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units to purchasers on or about                     , 2013.

RAYMOND JAMES

JANNEY MONTGOMERY SCOTT

The date of this prospectus supplement is                     , 2013.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of common units in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined, as well as to the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The sections captioned “Where You Can Find More Information” and “Information Regarding Forward-Looking Statements” in the accompanying prospectus are superseded in their entirety by the similarly titled sections included in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell common units and seeking offers to buy common units only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission, or the SEC, and incorporated herein by reference, is accurate only as of their respective dates or other dates which are specified in those documents, regardless of the time of delivery of this prospectus or of any sale of the common units. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided as well as certain information in our other filings with the SEC and elsewhere, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated or implied, including, but not limited to, the following:

•	uncertainties associated with future revenue and revenue growth;

•	the effect of the current economic downturn;

•	the impact of our significant leverage on our operating plans;

•	our ability to service our debt and pay distributions;

•	the decline in the fair value of certain equity and debt securities held in our trusts;

•	our ability to attract, train and retain an adequate number of sales people;

•	uncertainties associated with the volume and timing of pre-need sales of cemetery services and products;

•	increased use of cremation;

•	changes in the death rate;

•	changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies;

•	our ability to successfully implement a strategic plan relating to achieving operating improvements, strong cash flows and further deleveraging;

•	our ability to successfully compete in the cemetery and funeral home industry;

•	uncertainties associated with the integration or anticipated benefits of our recent acquisitions or any future acquisitions;

•	our ability to complete and fund additional acquisitions;

•	our ability to maintain effective disclosure controls and procedures and internal control over financial reporting;

•	the effects of cybersecurity attacks due to our significant reliance on information technology;

•	uncertainties relating to the financial condition of third-party insurance companies that fund our pre-need funeral contracts; and

S-iii

•	various other uncertainties associated with the death care industry and our operations in particular.

Forward-looking statements contained or incorporated by reference in this prospectus present our views only as of the date of the applicable document containing such forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 15, 2013, or the 2012 Form 10-K, which is incorporated herein by reference. Except as required by federal and state securities laws, we assume no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise. See “Where You Can Find More Information.”

S-iv

SUMMARY

This summary highlights information about our business and about this offering contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein in their entirety, including the risk factors and our financial statements and related notes, before making an investment decision. You should carefully consider the information set forth under “Risk Factors” beginning on page S-12 of this prospectus supplement and page 4 of the accompanying prospectus about important risks that you should consider before buying common units in this offering. Unless we indicate otherwise, the information we present in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units.

In this prospectus supplement, unless the context otherwise requires, references to “we,” “us” or “our” are to StoneMor Partners L.P., its subsidiaries and its general partner collectively.

StoneMor Partners L.P.

We are currently the second largest owner and operator of cemeteries in the United States. As of December 31, 2012, we operated 276 cemeteries in 27 states and Puerto Rico. We own 258 of these cemeteries, and we manage or operate the remaining 18 under management or operating agreements with the nonprofit cemetery corporations that own the cemeteries. As of December 31, 2012, we also owned and operated 86 funeral homes in 18 states and Puerto Rico. Forty-one of these funeral homes are located on the grounds of the cemeteries that we own.

We were formed as a Delaware limited partnership in April 2004. Unlike certain of our competitors that are not treated as partnerships for federal income tax purposes, our primary business objective is to increase distributable cash flow over time for our unitholders. We aim to set unitholder distributions at a level that can be sustained over time, while maintaining resources sufficient for the ongoing stability and growth of our business.

We are the only one of the four publicly traded U.S. death care companies that derives a majority of its revenue from cemetery operations rather than funeral home services. In the year ended December 31, 2012, our total revenues were approximately $242.6 million.

The cemetery products and services that we sell include the following:

Interment Rights	Merchandise	Services

• burial lots • lawn crypts • mausoleum crypts • cremation niches • perpetual care rights	• burial vaults • caskets • grave markers and grave marker bases • memorials	• installation of burial vaults • installation of caskets • installation of other cemetery merchandise • other service items

We sell cemetery products and services both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need. We market our products and services through an experienced staff of commissioned sales representatives. We had 824 of these representatives on staff as of December 31, 2012. Our sales of real property, including burial lots (with and without installed vaults), lawn and mausoleum crypts and cremation niches, generate qualifying income sufficient for us to be treated as a partnership for federal income tax purposes.

In 2012, we performed 45,128 burials and sold 29,829 interment rights (net of cancellations). Based on our sales of interment spaces in 2012, our cemeteries have an aggregated weighted average estimated remaining sales life of 246 years as of December 31, 2012. We do not believe that there has been any material change to the weighted average estimated remaining sales life of our cemeteries since December 31, 2012.

As of December 31, 2012, our cemetery properties were located in Alabama, California, Colorado, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, Tennessee, Virginia, Washington and West Virginia. In 2012, our cemetery operations accounted for approximately 85.3% of our total revenues.

Our primary funeral home products are caskets and related items. Our funeral home services include consultation, the removal and preparation of remains and the use of funeral home facilities for visitation and prayer services.

As of December 31, 2012, our funeral homes were located in Alabama, Arkansas, California, Florida, Illinois, Indiana, Kansas, Maryland, Mississippi, Missouri, Ohio, Oregon, Pennsylvania, Puerto Rico, South Carolina, Tennessee, Virginia, Washington and West Virginia. In 2012, our funeral home revenues accounted for approximately 14.7% of our total revenues. Our funeral home operations are conducted through various wholly-owned subsidiaries that are treated as corporations for U.S. federal income tax purposes.

Competitive Strengths

We believe that the following competitive strengths contribute to our position as a leading cemetery operator:

Long-lived and Geographically Diverse Cemeteries. We have a large portfolio of cemetery properties, which will enable us to offer cemetery products and services in the markets we serve for many years. Because we operate cemeteries in 27 states and Puerto Rico, we have not historically been materially affected by localized economic downturns or changes in laws regulating cemetery operations in any one state. Our portfolio consists of 276 cemetery properties with a total of approximately 12,309 acres as of December 31, 2012. Our cemeteries have an aggregated weighted average estimated remaining sales life of 246 years based upon interment spaces sold in 2012. In addition, we increase capacity in our cemeteries by building mausoleum crypts and lawn crypts as the number of unsold lots decreases.

Highly Trained and Professional Sales Force. Our highly trained and professional sales force is the key to our success in executing our pre-need sales strategy. We had 824 commissioned sales representatives and 134 full-time sales support and telemarketing employees as of December 31, 2012.

Ability to Successfully Execute and Integrate Acquisitions. Our acquisitions have been based on targeted guidelines that include projected cash flow and profitability, location, heritage and reputation, physical size, market value and volume of pre-need business. We believe our targeted approach, combined with our management team’s industry contacts and experience will allow us to continue to maintain a competitive advantage in executing and integrating acquisitions. Since going public in September 2004, we have successfully acquired and integrated 144 cemeteries and 85 funeral homes into our operations as of March 18, 2013. With the completion of this offering, we expect to have the ability to fund additional acquisition opportunities should they arise. As of March 18, 2013, after giving effect to this offering of common units and the application of the net proceeds therefrom as set forth in “Use of Proceeds,” based on an assumed public offering price of $25.91 per common unit, the last reported sales price of the common units on the New York Stock Exchange on March 19, 2013, we would have had $95.0 million of borrowings outstanding under our credit facility and approximately $45.0 million of available borrowing capacity. We expect to continue to see businesses become available for purchase that meet our acquisition criteria.

Diversified Product Mix. Our mix of pre-need cemetery merchandise and services and at-need cemetery and funeral home merchandise and services represents a diversified product mix that allows us to provide customers with a comprehensive product offering. These products and services provide us with a presence in the major segments of the death care industry.

Operating Efficiencies Attributable to Our Size. Due to our size, we are able to generate economies of scale and operating efficiencies. These include shared best practices in the area of pre-need marketing, lower purchasing costs for cemetery and funeral home merchandise through volume purchasing, lower operating expenses through centralized administrative functions, shared maintenance equipment and personnel and more effective strategic and financial planning. As a result, we are able to compete favorably in the areas we serve and to potentially improve the profitability of cemetery operations we acquire.

Oversight and Management of Trust Assets to Preserve Capital and Generate Income. While our business model calls for us to release funds from our merchandise trusts on an accelerated basis upon pre-need delivery and performance, at any point in time we will have a significant amount of invested assets. We have employed an investment strategy that focuses on a balanced approach to preserving capital while generating returns in excess of current inflation rates. We invest the funds held in merchandise trusts and perpetual care trusts in investments in intermediate term, investment grade, fixed income securities, high-yield fixed income securities, real estate investment trusts, master limited partnerships and, to a lesser extent, other types of equity securities and cash. The funds that are held in trusts are managed by third-party professional investment managers within specified investment guidelines adopted by the Trust and Compliance Committee of the board of directors of our general partner and standards imposed by state law. Our merchandise trusts had an aggregate market value of approximately $376.0 million as of December 31, 2012. Our perpetual care trusts had an aggregate market value of approximately $282.3 million as of December 31, 2012.

Experienced Management Team. We believe that we have one of the most experienced management teams in the death care industry, led by Lawrence Miller, our President and Chief Executive Officer, and Timothy Yost, our Chief Financial Officer, who have extensive senior-level experience in managing large death care companies. Our 9 senior officers have an average industry experience of over 28 years.

Business Strategies

Our primary business objective is to increase distributable cash flow over time for our unitholders. We attempt to achieve this objective by employing the following core strategies:

Develop and Maintain a Diversified Revenue Stream. Our business model is constructed so that sales revenues are generated from pre-need sales of cemetery merchandise and services as well as at-need sales of cemetery merchandise and services and at-need or pre-need sales of funeral home merchandise and services. This diverse revenue stream should prove to be more stable over economic cycles than a more concentrated revenue stream.

Sales of pre-need merchandise and services allow us to focus on sales to new customers and sales of additional merchandise to existing customers in order to establish a loyal customer base. These sales tend to generate additional pre-need sales and at-need sales to close family members of our pre-need customers. We have developed a sales force and marketing platform dedicated to this revenue stream. This marketing platform is built around direct response marketing programs and relationship marketing. This has improved the quality of our company-generated sales leads which in turn has led to improved sales from these sources. We have also established an inside sales department to create an additional avenue for customers to purchase our products and services. The inside sales representatives work hand-in-hand with their counterparts in the field, and their joint efforts have helped to increase the amount of sales per customer.

Sales of at-need cemetery merchandise and services and funeral home merchandise and services are a complement to our pre-need sales program. From a strategic standpoint, they also provide us with a revenue stream that is less sensitive to changes in economic cycles and requires less significant upfront sales and marketing resources as compared to sales of pre-need services.

Consistently Review and Improve Operating Efficiencies. We have a dedicated senior executive team that actively monitors our operating costs and efficiently executes cost-containment and operational improvement strategies. We believe this team is quick to react to changes in the marketplace and implement both long- and short-term strategies that allow us to meet our primary objective on a continuing basis.

Purchase Products and Perform Services That Are Subject to Trusting Requirements in Advance of the Time of Need. We are required by various state laws to deposit a portion of funds that we receive from our pre-need sales of cemetery merchandise and services into merchandise trusts to ensure that we will have sufficient funds in the future to purchase these products and perform these services. In many cases, we are allowed to release these funds from the trust once we have delivered the product or performed the services. We have instituted a program wherein we deliver certain of these products or perform certain of these services in advance of the time of need, thereby allowing us to release the funds from trust and relieve ourselves of the obligation of trusting any additional funds. This in turn makes cash available to pay operating expenses, pursue investment opportunities, service debt and make distributions.

Acquire and Integrate Additional Cemeteries and Funeral Homes. One of our core strategies is to grow our business through the acquisition of additional properties. We plan to continue to evaluate potential acquisitions and identify properties that we believe complement our existing portfolio.

Recent Developments

On February 19, 2013, we amended our credit agreement which increased the total availability under our credit facility by $10.0 million to $140.0 million.

On February 19, 2013, certain of our subsidiaries entered into an Asset Purchase and Sale Agreement (the “Seawinds Agreement”) with certain Florida limited liability companies and one individual (the “Seller”). Pursuant to the Seawinds Agreement, we acquired six funeral homes in Florida, including certain related assets, and assumed certain related liabilities. In consideration for the net assets acquired, we paid the Seller $9.0 million in cash and issued 159,635 common units, which equates to approximately $3.6 million worth of units. We also issued an unsecured promissory note in the amount of $3.0 million that is payable on February 19, 2014 and bears interest at 5%. In addition, we will also pay an aggregate amount of $1.2 million in six equal annual installments commencing on February 19, 2014 in exchange for a non-compete agreement with the Seller.

Structure and Management

Our operations are conducted through, and our operating assets are owned by, our direct and indirect subsidiaries. We have one direct subsidiary, StoneMor Operating LLC, a limited liability company that owns equity interests in a number of our subsidiary operating companies.

Our general partner, StoneMor GP LLC, manages our operations and activities. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but is reimbursed for expenses that it incurs on our behalf and holds incentive distribution rights in us. Members of our management hold direct and indirect interests in our general partner.

Our principal executive offices are located at 311 Veterans Highway, Suite B, Levittown, Pennsylvania 19056, and our phone number is (215) 826-2800. Our website is located at http://www.stonemor.com. Information on our website is not incorporated by reference into this prospectus supplement and accompanying prospectus and does not constitute a part of this prospectus supplement and accompanying prospectus.

Organizational Structure

The following diagram depicts our organizational structure and ownership giving effect to the offering of common units contemplated by this prospectus supplement:

Management
Other Institutional Equity Holders
MDC IV Liquidating Trusts
3.9% membership interest
5.3% membership interest
90.8% membership interest
4.9% Class B membership interest
Cornerstone Family Services LLC
10.1% Class B membership interest
85% Class B membership interest
CFSI LLC
Other Unitholders (including Management)
100% Class B membership interest
100% Class A membership interest
StoneMor GP LLC
98.13% limited partner interest
1.87% general partner interest
StoneMor Partners L.P.
100% membership interest
StoneMor Operating LLC
100% ownership interest
Operating Subsidiaries

The Offering

Common units offered	1,200,000 common units

Common units outstanding after this offering	20,932,896 common units, or 21,112,896 if the underwriters exercise in full their option to purchase an additional 180,000 common units.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $27.9 million after deducting underwriting discounts and offering expenses payable by us ($32.2 million if the underwriters exercise in full their option to purchase additional common units). These estimated proceeds are based on an assumed public offering price of $25.91 per common unit, the last reported sales price of the common units on the New York Stock Exchange on March 19, 2013.

We intend to use the net proceeds from this offering of common units to pay down borrowings outstanding under our credit facility.

If the underwriters exercise their option to purchase additional common units in full, we will use the additional net proceeds to pay down borrowings outstanding under our credit facility.

An affiliate of Raymond James & Associates, Inc., or Raymond James, is a lender under our credit agreement and as such will receive a portion of the proceeds of this offering. See “Use of Proceeds.”

Cash distributions	Within 45 days after the end of each quarter, we distribute our available cash from operations, after we have paid our expenses, funded merchandise and perpetual care trusts and established necessary cash reserves, to unitholders of record on the applicable record date. In general, after giving effect to this offering, we will pay any cash distributions we make each quarter 98.13% to all common units, pro rata, and 1.87% to our general partner, until each common unit has received a distribution of $0.5125.

If cash distributions per common unit exceed $0.5125 in any quarter, our general partner will receive increasing percentages, up to a maximum of 50%, of the cash we distribute in excess of that amount. We refer to these additional distributions as incentive distributions.

On January 25, 2013, we declared a quarterly cash distribution for the quarter ended December 31, 2012 of

$0.5900 per common unit, or $2.36 per common unit on an annualized basis, which was paid on February 14, 2013 to unitholders of record at the close of business on February 5, 2013. Subject to the declaration by the board of directors of our general partner of a cash distribution with respect to the first quarter of 2013, purchasers of the common units in this offering will receive their first cash distribution in May 2013. For a discussion of our cash distribution policy, see “Cash Distribution Policy” in the accompanying prospectus.

Issuance of additional units	We may issue an unlimited number of limited partner interests of any type without the approval of the unitholders.

Limited voting rights	Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. After giving effect to this offering, affiliates of our general partner will own approximately 3.2% of the common units. See “Description of the Common Units—Voting Rights” in the accompanying prospectus.

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units.

Estimated ratio of taxable income to distributions	We estimate that if you hold the common units that you purchase in this offering through December 31, 2015, you will be allocated, on a cumulative basis, an amount of taxable income for that period that will be 75% or less of the cash distributed to you with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. See “U.S. Federal Income Tax Considerations” in this prospectus supplement.

Material U.S. federal income tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, see “U.S. Federal Income Tax Considerations” in this prospectus supplement and “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus.

Risk factors	You should refer to the section entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to ensure you understand the risks associated with an investment in our common units.

New York Stock Exchange symbol	“STON”

Summary Historical Consolidated Financial and Operating Data

The following tables present our summary historical consolidated financial and operating data for the periods and as of the dates indicated. Our summary historical consolidated financial data as of and for the years ended December 31, 2012, 2011 and 2010 are derived from our audited consolidated financial statements and are incorporated by reference into this prospectus supplement.

The following tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited historical consolidated financial statements and accompanying notes thereto included in the 2012 Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of and for the Year Ended December 31,
	2012	2011	2010
	(dollars in thousands)
Statement of Operations Data:
Cemetery revenues:
Merchandise	$114,025	$108,088	$94,898
Services	46,094	46,995	40,951
Investment and other	46,808	42,901	35,897
Funeral home revenues:
Merchandise	15,551	12,810	10,435
Services	20,128	17,594	15,111

Total revenues	242,606	228,388	197,292

Costs of goods sold (exclusive of depreciation shown separately below):
Perpetual care	5,715	5,727	5,094
Merchandise	22,386	20,388	18,435
Cemetery expense	55,410	57,145	48,784
Selling expense	46,878	45,291	38,245
General and administrative expense	28,928	29,544	24,591
Overhead (1)	28,169	23,766	24,379
Depreciation and amortization	9,431	8,534	8,845

	As of and for the Year Ended December 31,
	2012	2011	2010
	(dollars in thousands, except per unit data)
Funeral home expense:
Merchandise	5,200	4,473	4,001
Services	14,574	11,717	9,752
Other	8,951	7,364	6,184
Acquisition related costs	3,123	4,604	5,715

Total costs and expenses	228,765	218,553	194,025

Operating profit	13,841	9,835	3,267
Other income and expense:
Gain on sale of funeral homes	—	92	—
Gain on acquisitions	122	—	7,152
Gain on termination of operating agreement	1,737	—	—
Early extinguishment of debt	—	4,010	—
Increase in fair value of interest rate swap	—	—	4,724
Expenses related to refinancing (2)	—	453	—
Interest expense	20,503	19,198	21,973

Income (loss) before income taxes	(4,803)	(13,734)	(6,830)
Income tax expense (benefit):
State	420	(701)	(245)
Federal	(2,210)	(3,318)	(5,138)

Total income tax expense (benefit)	(1,790)	(4,019)	(5,383)

Net income (loss)	$(3,013)	$(9,715)	$(1,447)

Net income (loss) per limited partner unit (basic and diluted)	$(0.15)	$(0.50)	$(0.10)
Weighted average number of limited partner units (basic and diluted)	19,445	18,947	14,133

Balance Sheet Data (at period end):
Cash and cash equivalents	$7,946	$12,058	$7,535
Accounts receivable, net of allowance	51,895	48,837	45,149
Long-term accounts receivable, net of allowance	71,521	68,419	60,061
Cemetery property	309,980	298,938	283,460
Property and equipment, net	79,740	73,777	66,249
Merchandise trusts, restricted, at fair value	375,973	344,515	318,318
Perpetual care trusts, restricted, at fair value	282,313	254,679	249,690
Total assets (3)	1,343,725	1,248,758	1,145,592
Total debt	254,949	195,322	220,394
Merchandise liability	125,869	128,942	113,356
Total partners’ capital	135,182	180,279	128,191

	As of and for the Year Ended December 31,
	2012	2011	2010
	(dollars in thousands)
Other Financial Data:
Net cash provided by operating activities	$31,896	$5,466	$3,106
Net cash used in investing activities	(39,948)	(29,186)	(49,551)
Net cash provided by financing activities	3,940	28,243	40,501
Depreciation and amortization	9,431	8,534	8,845
Cash paid for cemetery property	(7,098)	(7,126)	(2,200)
Cash distributions	(47,454)	(44,605)	(32,443)

	As of and for the Year Ended December 31,
	2012	2011	2010
Operating Data:
Interments performed	45,128	45,236	41,556
Interment rights sold (4):
Lots	26,638	26,403	24,353
Mausoleum crypts (including pre-construction)	2,206	2,518	2,584
Niches	985	1,126	1,071

Net interment rights sold (4)	29,829	30,047	28,008

Number of contracts written	98,297	101,281	92,661
Aggregate contract amount, in thousands (excluding interest)	$251,999	$244,921	$221,895
Average amount per contract (excluding interest)	$2,564	$2,418	$2,395
Number of pre-need contracts written	48,131	49,747	45,193
Aggregate pre-need contract amount, in thousands (excluding interest)	$163,627	$157,410	$143,022
Average amount per pre-need contract (excluding interest)	$3,400	$3,164	$3,165
Number of at-need contracts written	50,166	51,534	47,468
Aggregate at-need contract amount, in thousands (excluding interest)	$88,372	$87,511	$78,873
Average amount per at-need contract (excluding interest)	$1,762	$1,698	$1,662

(1)	Includes bonuses of $1.8 million in 2010 and unit-based compensation of $916,000, $773,000 and $711,000 in the years ended December 31, 2012, 2011 and 2010, respectively.

(2)	Represents write-downs in previously capitalized debt issuance costs.

(3)	Includes the fair value of assets held in the merchandise and perpetual care trusts. Refer to note 1 of our consolidated financial statements included in the 2012 Form 10-K for a detailed discussion of the consolidation rules for these assets.

(4)	Net of cancellations. Sales of double-depth burial lots are counted as two sales.

RISK FACTORS

An investment in our common units is subject to risks and uncertainties. You should carefully consider the risks described below and beginning on page 4 of the accompanying prospectus, as well as in the section titled “Risk Factors” included in Item 1A of Part I of the 2012 Form 10-K, which is incorporated herein by reference, before making an investment decision. Realization of these risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. In such case, you may lose all or part of your original investment.

Risk Factors Related to Our Business

We may not have sufficient cash from operations to continue paying distributions at their current level, or at all, after we have paid our expenses, including the expenses of our general partner, funded merchandise and perpetual care trusts and established necessary cash reserves.

The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from operations, which fluctuates from quarter to quarter based on, among other things:

•	the volume of our sales;

•	the prices at which we sell our products and services; and

•	the level of our operating and general and administrative costs.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, such as working capital borrowings, capital expenditures and funding requirements for trusts and our ability to withdraw amounts from trusts.

If we do not generate sufficient cash to continue paying distributions at their current level, the market price of our common units may decline materially. We expect that we will need working capital borrowings of approximately $22.0 million during the twelve-month period ending December 31, 2013 in order to have sufficient operating surplus to pay distributions at their current level on all of our common units for that period, although the actual amount of working capital borrowings could be materially more or less. These working capital borrowings enable us to finance the build-up in our accounts receivables, and to construct mausoleums and purchase products for our pre-need sales in advance of the time of need which, in turn, allows us to generate available cash for operating surplus over time by accessing the funds held in trust for the products purchased.

Our substantial level of indebtedness could materially adversely affect our ability to generate sufficient cash for distribution to our unitholders, to fulfill our debt obligations and to operate our business.

We have a substantial amount of debt, which requires significant interest and principal payments. As of December 31, 2012, we had approximately $101.7 million of total debt outstanding on our credit facility that matures in January 2017, which would give us approximately $28.3 million of available borrowing capacity under our credit facility. As of March 18, 2013, after giving effect to this offering of common units and the application of the net proceeds therefrom as set forth in “Use of Proceeds,” based on an assumed public offering price of $25.91 per common unit, the last reported sales price of the common units on the New York Stock Exchange on March 19, 2013, we would have had $95.0 million of borrowings outstanding under our credit facility and approximately $45.0 million of available borrowing capacity. Leverage makes us more vulnerable to economic downturns. Because we are obligated to dedicate a portion of our cash flow to service our debt obligations, our cash flow available for operations and for distribution to our unitholders will be reduced. The amount of indebtedness we have could limit our flexibility in planning for, or reacting to, changes in the markets in which we compete, limit our ability to obtain additional financing, if necessary, for working capital expenditures, acquisitions or other purposes, and require us to dedicate more cash flow to service our debt than we desire. Our ability to satisfy our indebtedness as required by the terms of our debt will be dependent on, among other things, the successful execution of our long-term strategic plan. Subject to limitations in our debt obligations, we may incur additional debt in the future, for acquisitions or otherwise, and servicing this debt could further limit our cash flow available for operations and distribution to unitholders.

Restrictions in our existing and future debt agreements could limit our ability to make distributions to you or capitalize on acquisition and other business opportunities.

The operating and financial restrictions and covenants in our senior notes and senior secured debt obligations and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. For example, our senior notes and senior secured debt obligations contain covenants that restrict or limit our ability to:

•	enter into a new line of business;

•	enter into any agreement of merger or acquisition;

•	sell, transfer, assign or convey assets;

•	grant certain liens;

•	incur or guarantee additional indebtedness;

•	make certain loans, advances and investments;

•	declare and pay dividends and distributions;

•	enter into transactions with affiliates; and

•	make voluntary payments or modifications of indebtedness.

In addition, our secured debt obligations contain covenants requiring us to maintain certain financial ratios and tests. These restrictions may also limit our ability to obtain future financings. Our ability to comply with the covenants and restrictions contained in our senior notes and senior secured debt obligations may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions continue to deteriorate, our ability to comply with these covenants may be impaired. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-Term Debt” in the 2012 Form 10-K. If we violate any of the restrictions, covenants, ratios or tests in our debt obligations, the lenders will be able to accelerate the maturity of all borrowings thereunder and demand repayment of amounts outstanding, and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. Any subsequent replacement of our obligations or any new indebtedness could have similar or greater restrictions.

In addition, our debt obligations limit our ability to make distributions to our unitholders. Our senior notes and senior secured debt obligations prohibit us from making such distributions if we are in default, including with regard to our senior secured debt obligations as a result of our failure to maintain specified financial ratios. We cannot assure you that we will maintain these specified ratios and satisfy these tests for distributing available cash from operating surplus.

If we violate any of the restrictions, covenants, ratios or tests in our senior secured debt obligations or senior notes indenture, the applicable lenders will be able to accelerate the maturity of all borrowings thereunder and demand repayment of amounts outstanding, and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. Any subsequent replacement of our senior debt obligations or any new indebtedness could have similar or greater restrictions.

A material weakness was identified in our internal control over financial reporting as of December 31, 2010.

Due to a material weakness in our internal control over financial reporting, management concluded that our disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2010, based on the criteria in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. We identified the following material weakness in our assessment of the effectiveness of internal control over financial reporting:

•

We did not design and implement adequate controls related to the implementation of a new accounting standard for a material class of transactions, specifically in this instance, applying consolidation guidance to determine whether and how to consolidate another entity as it relates to our cemetery operating agreements. This material weakness resulted in the restatement of previously issued financial statements for the quarters ended June 30, 2009, September 30, 2009 and September 30, 2010 and the year ended December 31, 2009 for adjustments that were necessary to present the financial statements for such periods in accordance with generally accepted accounting principles.

To remediate the material weakness, we have implemented a series of controls designed to help ensure that all new accounting pronouncements are sufficiently researched and that our conclusions relative to the effect of such pronouncements on us are communicated to management, the Audit Committee and our auditors. We also employed a new Director of Financial Reporting and added a senior accountant to this function to give us additional resources to address and implement new accounting pronouncements. Management believes that the procedures described above and our changes in personnel have remediated the material weakness.

There were no identified material weaknesses in our internal control over financial reporting as of December 31, 2012 and 2011. However, if we were to have additional material weaknesses and if we fail to maintain adequate disclosure controls and procedures, current unitholders and potential investors could lose confidence in our financial reporting, which would harm our business prospects and the trading price of our common units.

Any reductions in the principal or the earnings of the investments held in merchandise and perpetual care trusts could adversely affect our revenues and cash flow.

A substantial portion of our revenue is generated from investment returns that we realize from merchandise and perpetual care trusts. Due to the unstable economic conditions over the last five years, we have at times experienced declines in the fair value of the assets held in these trusts. Future cash flows could be negatively impacted if we are forced to liquidate assets that are in impaired positions.

We invest primarily for current income. We rely on the interest and dividends paid by the assets in our trusts to provide both revenue and cash flow. Interest income from fixed-income securities is particularly susceptible to changes in interest rates and declines in credit worthiness while dividends from equity securities are susceptible to the issuer’s ability to make such payments.

Any decline in the interest rate environment or the credit worthiness of our debt issuers or any suspension or reduction of dividends could have a material adverse effect on our financial condition and results of operations.

In addition, any significant or sustained unrealized investment losses could result in merchandise trusts having insufficient funds to cover our cost of delivering products and services. In this scenario, we would be required to use our operating cash to deliver those products and perform those services, which could decrease our cash available for distribution.

Pre-need sales typically generate low or negative cash flow in the periods immediately following sales which could adversely affect our ability to make distributions to our unitholders.

When we sell cemetery merchandise and services on a pre-need basis, we pay commissions on the sale to our salespeople and are required by state law to deposit a portion of the sales proceeds into a merchandise trust. In addition, most of our customers finance their pre-need purchases under installment contracts payable over a number of years. Depending on the trusting requirements of the states in which we operate, the applicable sales commission rates and the amount of the down payment, our cash flow from sales to customers through installment contracts is typically negative until we have paid the sale commission due on the sale or until we purchase the products or perform the services and are permitted to withdraw funds we have deposited in the merchandise trust. To the extent we increase pre-need sales, state trusting requirements are increased or we delay the purchase of the products or performance of the services we sell on a pre-need basis, our cash flow immediately following pre-need sales may be further reduced, and our ability to make distributions to our unitholders could be adversely affected.

The cemetery and funeral home industry continues to be competitive.

We face competition in all of our markets. Most of our competitors are independent operations. Our ability to compete successfully depends on our management’s forward vision, timely responses to changes in the business environment, our cemeteries and funeral homes’ ability to maintain a good reputation and high professional standards as well as offer products and services at competitive prices. We have historically experienced price competition from independent cemetery and funeral home operators. If we are unable to successfully compete, our financial condition, results of operations and cash flows could be materially adversely affected.

Because fixed costs are inherent in our business, a decrease in our revenues can have a disproportionate effect on our cash flow and profits.

Our business requires us to incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, we must pay salaries, utilities, property taxes and maintenance costs on our cemetery properties and funeral homes regardless of the number of interments or funeral services we perform. If we cannot decrease these costs significantly or rapidly when we experience declines in sales, declines in sales can cause our margins, profits and cash flow to decline at a greater rate than the decline in our revenues.

Our failure to attract and retain qualified sales personnel and management could have an adverse effect on our business and financial condition.

Our ability to attract and retain a qualified sales force and other personnel is an important factor in achieving future success. Buying cemetery and funeral home products and services, especially at-need products and services, is very emotional for most customers, so our sales force must be particularly sensitive to our customers’ needs. We cannot assure you that we will be successful in our efforts to attract and retain a skilled sales force. If we are unable to maintain a qualified and productive sales force, our revenues may decline, and our cash available for distribution may decrease.

Our success also depends upon the services and capabilities of our management team. Management establishes the “tone at the top” by which an environment of ethical values, operating style and management philosophy is fostered. The inability of our senior management team to maintain a proper “tone at the top” or the loss of services of one or more members of senior management as well as the inability to attract qualified managers or other personnel could have a material adverse effect on our business, financial condition, and results of operations. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or key employees if their services were no longer available. We do not maintain key employee insurance on any of our executive officers.

We may not be able to identify, complete, fund or successfully integrate additional cemetery acquisitions which could have an adverse effect on our results of operations.

A primary component of our business strategy is to grow through acquisitions of cemeteries and, to a lesser extent, funeral homes. We cannot assure you that we will be able to identify and acquire cemeteries on terms favorable to us or at all. We may face competition from other death care companies in making acquisitions. Historically, we have funded a significant portion of our acquisitions through borrowings. Our ability to make acquisitions in the future may be limited by our inability to secure adequate financing, restrictions under our existing or future debt agreements, competition from third parties or a lack of suitable properties. As of December 31, 2012, we had approximately $28.3 million of available borrowing capacity under our revised credit facility. As of March 18, 2013, after giving effect to this offering of common units and the application of the net proceeds therefrom as set forth in “Use of Proceeds,” based on an assumed public offering price of $25.91 per common unit, the last reported sales price of the common units on the New York Stock Exchange on March 19, 2013, we would have had approximately $45.0 million of available borrowing capacity under our revised credit facility.

In addition, if we complete acquisitions, we may encounter various associated risks, including the possible inability to integrate an acquired business into our operations, diversion of management’s attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our operations and financial performance. Also, when we acquire cemeteries that do not have an existing pre-need sales program or a significant amount of pre-need products and services that have been sold but not yet purchased or performed, the operation of the cemetery and implementation of a pre-need sales program after acquisition may require significant amounts of working capital. This may make it more difficult for us to make acquisitions.

If the trend toward cremation in the United States continues, our revenues may decline which could have an adverse effect on our business and financial condition.

We and other death care companies that focus on traditional methods of interment face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations represented approximately 41% of the United States death care market in 2010. This percentage of cremations is expected to continue to increase. Because the products and services associated with a cremation, such as niches and urns, produce lower revenues than the products and services associated with a traditional interment, a continuing trend toward cremations may reduce our revenues.

Declines in the number of deaths in our markets can cause a decrease in revenues.

Declines in the number of deaths could cause at-need sales of cemetery and funeral home merchandise and services to decline and could cause a decline in the number of pre-need sales, both of which could decrease revenues. Changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in our markets or from quarter to quarter are not predictable. However, generally, the number of deaths fluctuates with the seasons with more deaths occurring during the winter months primarily resulting from pneumonia and influenza. These variations can cause revenues to fluctuate.

We rely significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.

Our ability to manage and maintain our internal reports effectively and integration of new business acquisitions depends significantly on our enterprise resource planning system and other information systems. Some of our information technology systems may experience interruptions, delays or cessations of service or produce errors in connection with ongoing systems implementation work. Cybersecurity attacks in particular are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, misappropriation of our confidential or otherwise protected information and corruption of data. The failure of these systems to operate effectively or to integrate with other systems, or a breach in security or other unauthorized access of these systems, may also result in reduced efficiency of our operations and could require significant capital investments to remediate any such failure, problem or breach, all of which could adversely affect our business, financial condition and results of operations.

The financial condition of third-party insurance companies that fund our pre-need funeral contracts may impact our financial condition, results of operations, or cash flows.

Where permitted, customers may arrange their pre-need funeral contract by purchasing a life insurance or annuity policy from third-party insurance companies. The customer/policy holder assigns the policy benefits to our funeral home to pay for the pre-need funeral contract at the time of need. If the financial condition of the third-party insurance companies were to deteriorate materially because of market conditions or otherwise, there could be an adverse effect on our ability to collect all or part of the proceeds of the life insurance policy, including the annual increase in the death benefit. Failure to collect such proceeds could have a material adverse effect on our financial condition, results of operations, or cash flows.

Regulatory and Legal Risks

Our operations are subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trusts/escrows, pre-need sales, cemetery ownership, funeral home ownership, marketing practices, crematories, environmental matters and various other aspects of our business.

If state laws or interpretations of existing state laws change or if new laws are enacted, we may be required to increase trust/escrow deposits or to alter the timing of withdrawals from trusts/escrows, which may have a negative impact on our revenues and cash flow.

We are required by most state laws to deposit specified percentages of the proceeds from our pre-need and at-need sales of interment rights into perpetual care trusts and generally proceeds from our pre-need sales of cemetery and funeral home products and services into merchandise trusts/escrows. These laws also determine when we are allowed to withdraw funds from those trusts/escrows. If those laws or the interpretations of those laws change or if new laws are enacted, we may be required to deposit more of the sales proceeds we receive from our sales into the trusts/escrows or to defer withdrawals from the trusts/escrows, thereby decreasing our cash flow until we are permitted to withdraw the deposited amounts. This could also reduce our cash available for distribution.

If state laws or their interpretations change, or new laws are enacted relating to the ownership of cemeteries and funeral homes, our business, financial condition and results of operations could be adversely affected.

Some states require cemeteries to be organized in the nonprofit form but permit those nonprofit entities to contract with for-profit companies for management services. If state laws change or new laws are enacted that prohibit us from managing cemeteries in those states, then our business, financial condition and results of operations could be adversely affected. Some state laws restrict ownership of funeral homes to licensed funeral directors. If state laws change or new laws are enacted that prohibit us from managing funeral homes in those instances, then our business, financial condition and results of operations could be adversely affected.

We are subject to legal restrictions on our marketing practices that could reduce the volume of our sales which could have an adverse effect on our business, operations and financial condition.

The enactment or amendment of legislation or regulations relating to marketing activities may make it more difficult for us to sell our products and services. For example, the federal “do not call” legislation has adversely affected our ability to market our products and services using telephone solicitation by limiting who we may call and increasing our costs of compliance. As a result, we rely heavily on direct mail marketing and telephone follow-up with existing contacts. Additional laws or regulations limiting our ability to market through direct mail, over the telephone, through Internet and e-mail advertising or door-to-door may make it difficult to identify potential customers, which could increase our costs of marketing. Both increases in marketing costs and restrictions on our ability to market effectively could reduce our revenues and could have an adverse effect on our business, operations and financial condition, as well as our ability to make cash distributions to you.

We are subject to environmental and health and safety laws and regulations that may adversely affect our operating results.

Our cemetery and funeral home operations are subject to numerous federal, state and local environmental and health and safety laws and regulations. We may become subject to liability for the removal of hazardous substances and solid waste under CERCLA and other federal and state laws. Under CERCLA and similar state laws, strict, joint and several liability may be imposed on various parties, regardless of fault or the legality of the original disposal activity. Our funeral home, cemetery and crematory operations include the use of some materials that may meet the definition of “hazardous substances” under CERCLA or state laws and thus may give rise to liability if released to the environment through a spill or release. We cannot assure you that we will not face liability under CERCLA or state laws for any environmental conditions at our facilities, and we cannot assure you that these liabilities will not be material. Our cemetery and funeral home operations are subject to regulation of underground and above ground storage tanks and laws managing the disposal of solid waste. If new requirements under local, state or federal laws were to be adopted, and were more stringent than existing requirements, new permits or capital expenditures may be required.

Our funeral home operations are generally subject to federal and state laws and regulations regarding the disposal of medical waste, and are also subject to regulation by federal, state or local authorities under the EPCRA. We are required by EPCRA to maintain, and report, to the regulatory authorities, if applicable thresholds are met, a list of any hazardous chemicals and extremely hazardous substances, which are stored or used at our facilities.

Our crematory operations may be subject to regulation under the federal Clean Air Act and any analogous state laws. If new regulations applicable to our crematory operations were to be adopted, they could require permits or capital expenditures that could increase our costs of operation and compliance.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

From time to time, we are party to various claims and legal proceedings, including, but not limited to, employment, cemetery or burial practices, and other litigation. We are currently a defendant in an action alleging violations of the Fair Labor Standards Act and wage payment violations, and the court is in the process of considering plaintiffs’ motion to certify a nationwide class. Generally, plaintiffs in class action litigation may seek to recover amounts which may be indeterminable for some period of time although potentially large. We establish reserves in legal matters when appropriate based upon assessments and estimates in accordance with our accounting policies and the practices described below.

For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, and the likelihood of an unfavorable outcome. We base our assessments, estimates and disclosures on the information available to us at the time. Actual outcomes or losses may differ materially from assessments and estimates. Costs to defend litigation claims and legal proceedings and the cost of actual settlements, judgments or resolutions of these claims and legal proceedings may negatively affect our business and financial performance. We hold insurance policies that may reduce cash outflows with respect to an adverse outcome of certain litigation matters. However, our insurance policies exclude coverage for claims under the Fair Labor Standards Act. Any adverse publicity resulting from allegations made in litigation claims or legal proceedings may also adversely affect our reputation, which in turn could adversely affect our results of operations.

Risk Factors Related to an Investment in Us

Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to your detriment.

CFSI LLC owns all of the Class A units of our general partner. Conflicts of interest may arise between CFSI LLC and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of the unitholders. These conflicts include, among others, the following situations:

•

The board of directors of our general partner is elected by the owners of our general partner. Although our general partner has a fiduciary duty to manage us in good faith, the directors of our general partner also have a fiduciary duty to manage our general partner in a manner beneficial to the owners of our general partner. By purchasing common units, unitholders will be deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law.

•

Our partnership agreement limits the liability of our general partner, reduces its fiduciary duties and restricts the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty.

•

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional limited partner interests and reserves, each of which can affect the amount of cash that is distributed to unitholders.

•

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates.

•

In some instances, our general partner may cause us to borrow funds or sell assets outside of the ordinary course of business in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make distributions in respect of incentive distribution rights.

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units will trade.

Unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not select our general partner or elect the board of directors of our general partner and will have no right to select our general partner or elect its board of directors in the future. We are not required to have a majority of independent directors on our board. The board of directors of our general partner, including the independent directors, is chosen entirely by the owners of our general partner and not our unitholders. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Our general partner can transfer its ownership interest in us without unitholder consent under certain circumstances, and the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owners of our general partner to transfer their ownership interest in the general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of the general partner with its own choices and thereby influence the decisions taken by the board of directors and officers.

We may issue additional common units without your approval, which would dilute your existing ownership interests.

We may issue an unlimited number of limited partner interests of any type without the approval of the unitholders.

The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

•	your proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished;

•	the market price of the common units may decline; and

•	the ratio of taxable income to distributions may increase.

Cost reimbursements due our general partner may be substantial and will reduce the cash available for distribution to you.

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates, including CFSI LLC and the officers and directors of our general partner, for all expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to you. Our general partner determines the amount of these expenses. In addition, our general partner and its affiliates may provide us with other services for which we will be charged fees as determined by our general partner.

In establishing cash reserves, our general partner may reduce the amount of available cash for distribution to you.

Subject to the limitations on restricted payments contained in the indenture governing the 10.25% Senior Notes due 2017 and other indebtedness, the master partnership distributes all of our “available cash” each quarter to its limited partners and general partner. “Available cash” is defined in the master partnership’s partnership agreement, and it generally means, for each fiscal quarter, all cash and cash equivalents on hand on the date of determination for that quarter less the amount of cash reserves established at the discretion of the general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, the terms of any of our debt instruments or other agreements; or

•	provide funds for distributions to its unitholders and general partner for any one or more of the next four calendar quarters.

These reserves will affect the amount of cash available for distribution to you.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If, at any time, our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon the sale of your common units.

You may be required to repay distributions that you have received from us.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership. However, assignees are not liable for obligations unknown to the assignee at the time the assignee became a limited partner if the liabilities could not be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Tax Risks to Common Unitholders

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of additional entity-level taxation by individual states. If the IRS treats us as a corporation for federal tax purposes or we become subject to additional entity-level taxation for state tax purposes, it would reduce the amount of cash available for distribution to you. We are currently under audit by the IRS and the scope of the federal income tax audit includes an audit of our status as a partnership for federal income tax purposes.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are so treated, if our view is incorrect or if there is a change in our business (or a change in current law) we could be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity. The IRS is currently auditing our federal income tax return for the year ended December 31, 2010. The scope of this federal income tax audit includes an audit of our qualifying income. In order to be treated as a partnership for federal income tax purposes, at least 90% of our gross income must be qualifying income. An IRS formal notice of commencement of the audit will be provided to unitholders if the audit is not concluded on or before March 30, 2013. IRS procedures require that we forward the notice no later than April 29, 2013 to specific unitholders (generally unitholders with less than a 1% profits interest in us) that held units during our taxable year ended December 31, 2010, and the IRS will provide notice to all other unitholders that held units during our taxable year ended December 31, 2010.

If we were treated as a corporation for federal income tax purposes for any taxable year for which the statute of limitations remains open, including the tax year currently under audit, or for any future taxable year, we would pay federal income tax on our taxable income for such year(s) at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, including taxes with respect to prior periods, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units. Moreover, treatment of us as a corporation could materially and adversely affect our ability to make payment on our debt.

In connection with each public offering of our common units, including our initial public offering, outside counsel reviewed the various categories of our gross income and opined that we would be classified as a partnership for federal income tax purposes. We are fully cooperating with the IRS in the audit process. Although no assurance can be given, we do not anticipate any change in our status as a partnership for federal income tax purposes or any change in prior period taxable income.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. For example, members of Congress have recently considered substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. If any of these states were to impose a tax on us, the cash available for distribution to you would be reduced. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, distribution amounts will be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

Current law may change to cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subjecting us to entity-level taxation. Specifically, the present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. We are unable to predict whether any of these changes or other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. Any modification to U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the qualifying income requirement to be treated as a partnership for U.S. federal income tax purposes.

We have subsidiaries that will be treated as corporations for federal income tax purposes and subject to corporate-level income taxes.

Some of our operations are conducted through subsidiaries that are organized as C corporations. Accordingly, these corporate subsidiaries are subject to corporate-level tax, which reduces the cash available for distribution to our partnership and, in turn, to you. If the IRS were to successfully assert that these corporations have more tax liability than we anticipate or legislation were enacted that increased the corporate tax rate, the cash available for distribution could be further reduced.

Audit adjustments to the taxable income of our corporate subsidiaries for prior taxable years may reduce the net operating loss carryforwards of such subsidiaries and thereby increase their tax liabilities for future taxable periods.

Our business was conducted by an affiliated group of corporations during periods prior to the completion of our initial public offering and, since the initial public offering, continues to be conducted in part by corporate subsidiaries. The amount of cash distributions we receive from our corporate subsidiaries over the next several years will depend in part upon the amount of net operating losses available to those subsidiaries to reduce the amount of income subject to federal income tax they would otherwise pay. These net operating losses will begin to expire in 2019. The amount of net operating losses available to reduce the income tax liability of our corporate subsidiaries in future taxable years could be reduced as a result of audit adjustments with respect to prior taxable years. Notwithstanding any limited indemnification rights we may have, any increase in the tax liabilities of our corporate subsidiaries because of a reduction in net operating losses will reduce our cash available for distribution.

Changes in the ownership of our units may result in annual limitations on our corporate subsidiaries’ ability to use their net operating loss carryforwards, which could increase their tax liabilities and decrease cash available for distribution in future taxable periods.

Our corporate subsidiaries’ ability to use their net operating loss carryforwards may be limited if changes in the ownership of our units causes our corporate subsidiaries to undergo an “ownership change” under applicable provisions of the Internal Revenue Code. In general, an ownership change will occur if the percentage of our units, based on the value of the units, owned by certain unitholders or groups of unitholders increases by more than fifty percentage points during a running three-year period. Recent changes in our ownership, may result in an “ownership change.” A future ownership change may result from issuances of our units, sales or other dispositions of our units by certain significant unitholders, certain acquisitions of our units, and issuances, sales or other dispositions or acquisitions of interests in significant unitholders, and we will have little to no control over any such events. To the extent that an annual net operating loss limitation for any one year does restrict the ability of our corporate subsidiaries to use their net operating loss carryforwards, an increase in tax liabilities of our corporate subsidiaries could result, which would reduce the amount of cash available for distribution to you.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted, and the cost of any IRS contest will reduce our cash available for distribution to you.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

Because you will be treated as a partner to whom we will allocate taxable income that could be different in amount than the cash we distribute, you may be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability resulting from that income.

Tax gain or loss on disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between your amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our total net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans individual retirement accounts (known as IRAs) and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

We treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Due to a number of factors, including our inability to match transferors and transferees of common units, we take depreciation and amortization positions that may not conform to all aspects of the existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns.

We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. If the IRS challenges our methodology it may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our termination would, among other things, result in the closing of our taxable year for all unitholders which would result in our filing two tax returns for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

You will likely be subject to state and local taxes and filing requirements in jurisdictions where you do not live as a result of an investment in units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We own assets or conduct business in a majority of states and in Puerto Rico. Most of these various jurisdictions currently impose, or may in the future impose, an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, state and local tax returns.

A unitholder whose units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered as having disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because there are no specific rules governing the U.S. federal income tax consequence of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, you may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is put in service. The use of this proration method may not be permitted under existing Treasury Regulations. Recently, however, the U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Vinson & Elkins L.L.P. has not rendered an opinion with respect to whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $27.9 million from this offering after deducting underwriting discounts and offering expenses ($32.2 million if the underwriters exercise in full their option to purchase additional common units). These estimated proceeds are based on an assumed public offering price of $25.91 per common unit, the last reported sales price of the common units on the New York Stock Exchange on March 19, 2013. We intend to use the net proceeds from this offering to pay down borrowings outstanding under our credit facility.

If the underwriters exercise their option to purchase additional common units in full, we will use the additional net proceeds to pay down borrowings outstanding under our credit facility.

Amounts to be paid down under our credit facility were incurred for acquisitions and general partnership purposes, including for working capital needs and to fund our capital expenditure program.

Our credit facility will mature on January 19, 2017, and the interest rates on amounts outstanding under our credit facility for the year ended December 31, 2012 ranged from approximately 3.6% to 4.1%. On February 19, 2013, we amended our credit agreement to increase the total availability under our credit facility by $10.0 million to a maximum total borrowing capacity of $140.0 million. As of December 31, 2012 and March 18, 2013, we had approximately $101.7 million and $122.9 million, respectively, of borrowings outstanding under our credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2012 Form 10-K, which is incorporated by reference into this prospectus supplement.

An affiliate of Raymond James is a lender under our credit agreement and as such will receive a portion of the proceeds from this offering. See “Underwriting—FINRA Conduct Rules.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2012:

•	on an actual basis; and

•

on an as adjusted basis to reflect the use of the net proceeds of this offering in the manner described in “Use of Proceeds,” based on an assumed public offering price of $25.91 per common unit, the last reported sales price of the common units on the New York Stock Exchange on March 19, 2013.

This table should be read in conjunction with the audited historical consolidated financial statements and accompanying notes thereto for the year ended December 31, 2012 included in the 2012 Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The table below does not reflect the issuance of up to 180,000 common units that the underwriters may purchase to cover overallotments, if any. If the underwriters exercise their option to purchase additional common units in full, we will use the additional net proceeds to pay down borrowings outstanding under our credit facility.

	As of December 31, 2012
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$7,946	$7,946

Long-term debt, including current portion:
10.25% Senior notes due 2017	$150,000	$150,000
Credit facility (2)	101,700	73,770
Notes payable – acquisition debt	1,465	1,465
Note payable – acquisition non-competes	3,830	3,830
Other debt	1,298	1,298

Total long-term debt, including current portion	$258,293	$230,363
Partners’ capital:
Common units	134,796	162,726
General partner interest	386	386

Total partners’ capital	135,182	163,112

Total capitalization	$393,475	$393,475

(1)	A $1.00 increase (decrease) in the assumed public offering price of $25.91 per common unit (the last reported sale price of common units on the New York Stock Exchange on March 19, 2013) would decrease (increase) amounts outstanding under our credit facility by approximately $1.1 million and would increase (decrease) total partners’ capital by approximately $1.1 million, assuming that the number of common units offered by us remains the same, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. We may also increase or decrease the number of common units we are offering. An increase of 100,000 common units offered by us, to a total of 1,300,000 common units, together with a concurrent $1.00 increase in the assumed offering price of $25.91 per common unit, would decrease amounts outstanding under our credit facility by approximately $3.6 million and would increase total partners’ capital by approximately $3.6 million. Similarly, a decrease of 100,000 common units offered by us, to a total of 1,100,000 common units, together with a concurrent $1.00 decrease in the assumed public offering price of $25.91 per common unit, would increase amounts outstanding under our credit facility by approximately $3.4 million and would decrease total partners’ capital by approximately $3.4 million. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

(2)	On February 19, 2013, we amended our credit agreement, which increased the total availability under our credit facility by $10 million to a maximum total borrowing capacity of $140.0 million. As of March 18, 2013, we had approximately $122.9 million of borrowings outstanding under our credit facility. As of March 18, 2013, after giving effect to this offering of common units and the application of the net proceeds therefrom as set forth in “Use of Proceeds,” based on an assumed public offering price of $25.91 per common unit, the last reported sales price of the common units on the New York Stock Exchange on March 19, 2013, we would have had $95.0 million of borrowings outstanding under our credit facility.

PRICE RANGE OF OUR COMMON UNITS AND DISTRIBUTIONS

As of March 18, 2013, we had 19,732,896 common units outstanding, held by 57 holders of record. Our common units are traded on the New York Stock Exchange under the symbol “STON.”

The following table sets forth, for the periods indicated, the high and low sales prices for our common units based on the daily composite listing of common unit transactions for the NASDAQ Global Select Market prior to December 23, 2011 and for the New York Stock Exchange starting from December 23, 2011 and quarterly declared cash distributions per unit. The last reported sales price of our common units on the New York Stock Exchange on March 19, 2013 was $25.91 per common unit.

	Price Ranges		Cash Distributions Per Common Unit (1)
	High	Low
Year ending December 31, 2013
First Quarter (through March 19, 2013)	$26.99	$21.51	n/a	(2)
Year ended December 31, 2012
Fourth Quarter	$24.51	$20.10	$0.5900	(3)
Third Quarter	28.68	20.63	0.5850
Second Quarter	26.70	23.91	0.5850
First Quarter	26.65	22.07	0.5850
Year ended December 31, 2011
Fourth Quarter	$29.32	$20.55	$0.5850
Third Quarter	29.50	25.59	0.5850
Second Quarter	28.30	23.10	0.5850
First Quarter	33.51	24.58	0.5750

(1)	Distributions are declared and paid within 45 days of the close of each quarter.

(2)	Subject to the declaration by the board of directors of our general partner of a cash distribution with respect to the first quarter of 2013, purchasers of the common units in this offering will receive their first cash distribution in May 2013.

(3)	On January 25, 2013, we declared a quarterly cash distribution for the quarter ended December 31, 2012 of $0.5900 per common unit, or $2.36 per common unit on an annualized basis, which was paid on February 14, 2013 to unitholders of record at the close of business on February 5, 2013.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables present our selected historical consolidated financial and operating data for the periods and as of the dates indicated. Our selected historical consolidated financial data as of and for the years ended December 31, 2012, 2011 and 2010 are derived from our audited consolidated financial statements included in the 2012 Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Our selected historical consolidated financial data for each of the years ended December 31, 2009 and 2008 have been derived from our audited consolidated financial statements for such years, which have not been incorporated by reference into this prospectus supplement.

The following tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited historical consolidated financial statements and accompanying notes thereto included in the 2012 Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of and for the Year Ended December 31,
	2012	2011	2010	2009	2008
	(dollars in thousands)
Statement of Operations Data:
Cemetery revenues:
Merchandise	$114,025	$108,088	$94,898	$87,836	$90,968
Services	46,094	46,995	40,951	36,947	36,894
Investment and Other	46,808	42,901	35,897	33,055	31,623
Funeral home revenues:
Merchandise	15,551	12,810	10,435	9,701	9,249
Services	20,128	17,594	15,111	13,664	14,714

Total revenues	242,606	228,388	197,292	181,203	183,448

	As of and for the Year Ended December 31,
	2012	2011	2010	2009	2008
	(dollars in thousands, except per unit data)
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	5,715	5,727	5,094	4,727	4,326
Merchandise	22,386	20,388	18,435	17,067	18,556
Cemetery expense	55,410	57,145	48,784	41,246	41,651
Selling expense	46,878	45,291	38,245	34,123	34,806
General and administrative expense	28,928	29,544	24,591	22,498	21,372
Overhead (1)	28,169	23,766	24,379	22,370	21,293
Depreciation and amortization	9,431	8,534	8,845	6,528	5,029
Funeral home expense:
Merchandise	5,200	4,473	4,001	3,716	3,684
Services	14,574	11,717	9,752	9,275	9,073
Other	8,951	7,364	6,184	6,015	6,308
Acquisition related costs	3,123	4,604	5,715	1,072	—

Total costs and expenses	228,765	218,553	194,025	168,637	166,098

Operating profit	13,841	9,835	3,267	12,566	17,350
Other income and expense:
Gain on sale of funeral homes	—	92	—	434	—
Gain on acquisitions	122	—	7,152	—	—
Gain on termination of operating agreement	1,737	—	—	—	—
Early extinguishment of debt	—	4,010	—	—	—
Increase (decrease) in fair value of interest rate swap	—	—	4,724	(2,681)	—
Expenses related to refinancing (2)	—	453	—	2,242	—
Interest expense	20,503	19,198	21,973	14,410	12,714

Income (loss) before income taxes	(4,803)	(13,734)	(6,830)	(6,333)	4,636
Income tax expense (benefit):
State	420	(701)	(245)	808	304
Federal	(2,210)	(3,318)	(5,138)	(2,753)	(224)

Total income tax expense (benefit)	(1,790)	(4,019)	(5,383)	(1,945)	80

Net income (loss)	$(3,013)	$(9,715)	$(1,447)	$(4,388)	$4,556

Net income per limited partner unit (basic and diluted)	(0.15)	(0.50)	(0.10)	(0.36)	0.38
Weighted average number of limited partner units (basic and diluted)	19,445	18,947	14,133	12,034	11,809

	As of and for the Year Ended December 31,
	2012	2011	2010	2009	2008
	(dollars in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$7,946	$12,058	$7,535	$13,479	$7,068
Accounts receivable, net of allowance	51,895	48,837	45,149	37,273	33,090
Long-term accounts receivable, net of allowance	71,521	68,419	60,061	47,794	42,309
Cemetery property	309,980	298,938	283,460	228,048	228,499
Property and equipment, net	79,740	73,777	66,249	47,636	49,615
Merchandise trusts, restricted, at fair value	375,973	344,515	318,318	203,829	161,605
Perpetual care trusts, restricted, at fair value	282,313	254,679	249,690	196,276	152,797
Total assets (3)	1,343,725	1,248,758	1,145,592	855,301	738,240
Total debt	254,949	195,322	220,394	183,199	160,934
Merchandise liability	125,869	128,942	113,356	65,894	75,977
Total partners’ capital	135,182	180,279	128,191	111,937	119,389
Other Financial Data:
Net cash provided by operating activities	$31,896	$5,466	$3,106	$14,729	$21,144
Net cash used in investing activities	(39,948)	(29,186)	(49,551)	(12,180)	(17,046)
Net cash provided by (used in) financing activities	3,940	28,243	40,501	3,862	(10,830)
Depreciation and amortization	9,431	8,534	8,845	6,528	5,029
Cash paid for cemetery property	(7,098)	(7,126)	(2,200)	(4,770)	(4,376)
Cash distributions	(47,454)	(44,605)	(32,443)	(27,253)	(25,658)

	As of and for the Year Ended December 31,
	2012	2011	2010	2009	2008
Operating Data:
Interments performed	45,128	45,236	41,556	37,782	38,863
Interment rights sold (4):
Lots	26,638	26,403	24,353	22,637	22,552
Mausoleum crypts (including pre-construction)	2,206	2,518	2,584	2,316	1,881
Niches	985	1,126	1,071	889	864

Net interment rights sold (4)	29,829	30,047	28,008	25,842	25,297

Number of contracts written	98,297	101,281	92,661	83,043	80,144
Aggregate contract amount, in thousands (excluding interest)	$251,999	$244,921	$221,895	$197,787	$187,093
Average amount per contract (excluding interest)	$2,564	$2,418	$2,395	$2,382	$2,334
Number of pre-need contracts written	48,131	49,747	45,193	39,043	35,599
Aggregate pre-need contract amount, in thousands (excluding interest)	$163,627	$157,410	$143,022	$124,997	$115,024
Average amount per pre-need contract (excluding interest)	$3,400	$3,164	$3,165	$3,202	$3,231
Number of at-need contracts written	50,166	51,534	47,468	44,000	44,545
Aggregate at-need contract amount, in thousands (excluding interest)	$88,372	$87,511	$78,873	$72,790	$72,068
Average amount per at-need contract (excluding interest)	$1,762	$1,698	$1,662	$1,654	$1,618

(1)	Includes bonuses of $1.8 million in 2010 and unit-based compensation of $916,000, $773,000, $711,000, $1.6 million and $2.3 million in the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively.

(2)	Represents write-downs in previously capitalized debt issuance costs.

(3)	Includes the fair value of assets held in the merchandise and perpetual care trusts. Refer to note 1 of our consolidated financial statements included in the 2012 Form 10-K for a detailed discussion of the consolidation rules for these assets.

(4)	Net of cancellations. Sales of double-depth burial lots are counted as two sales.

BUSINESS

Overview

We were formed as a Delaware limited partnership in April 2004 to own and operate the assets and businesses previously owned and operated by Cornerstone Family Services, Inc., (“Cornerstone”), which was converted into CFSI LLC, a limited liability company, prior to our initial public offering of common units representing limited partner interests on September 20, 2004. Cornerstone had been founded in 1999 by members of our management team and a private equity investment firm, which we refer to as McCown De Leeuw, in order to acquire a group of 123 cemetery properties and 4 funeral homes. On November 30, 2010, McCown De Leeuw transferred certain of its interests to MDC IV Trust U/T/A November 30, 2010, MDC IV Associates Trust U/T/A November 30, 2010 and Delta Trust U/T/A November 30, 2010, which we collectively refer to as the MDC IV Liquidating Trusts and McCown De Leeuw was subsequently terminated.

We are currently the second largest owner and operator of cemeteries in the United States. As of December 31, 2012, we operated 276 cemeteries in 27 states and Puerto Rico. We own 258 of these cemeteries, and we manage or operate the remaining 18 under management or operating agreements with the nonprofit cemetery corporations that own the cemeteries. As of December 31, 2012, we also owned and operated 86 funeral homes in 18 states and Puerto Rico. Forty-one of these funeral homes are located on the grounds of the cemeteries that we own.

The cemetery products and services that we sell include the following:

Interment Rights	Merchandise	Services

• burial lots • lawn crypts • mausoleum crypts • cremation niches • perpetual care rights	• burial vaults • caskets • grave markers and grave marker bases • memorials	• installation of burial vaults • installation of caskets • installation of other cemetery merchandise • other service items

We sell these products and services both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need. Our sales of real property, including burial lots (with and without installed vaults), lawn and mausoleum crypts and cremation niches, generate qualifying income sufficient for us to be treated as a partnership for federal income tax purposes. In 2012, we performed 45,128 burials and sold 29,829 interment rights (net of cancellations). Based on our sales of interment spaces in 2012, our cemeteries have an aggregated weighted average remaining sales life of 246 years.

Our cemetery properties are located in Alabama, California, Colorado, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, Tennessee, Virginia, Washington and West Virginia. One cemetery in Hawaii that we acquired in December 2007 is still awaiting regulatory approval and has not yet been conveyed to us. Our cemetery operations accounted for approximately 85.3%, 86.7% and 87.1% of our revenues in 2012, 2011 and 2010, respectively.

Our primary funeral home products are caskets and related items. Our funeral home services include consultation, the removal and preparation of remains, and the use of funeral home facilities for visitation and prayer services.

Our funeral homes are located in Alabama, Arkansas, California, Florida, Illinois, Indiana, Kansas, Maryland, Mississippi, Missouri, Ohio, Oregon, Pennsylvania, Puerto Rico, South Carolina, Tennessee, Virginia, Washington and West Virginia. Our funeral home revenues accounted for approximately 14.7%, 13.3% and 12.9% of our revenues in 2012, 2011 and 2010, respectively. Our funeral home operations are conducted through various wholly-owned subsidiaries that are treated as corporations for U.S. federal income tax purposes.

Operations

Our Corporate segment includes various home office selling and administrative expenses that are not allocable to the other operating segments.

Cemetery Operations. Our cemetery operations include sales of cemetery interment rights, merchandise and services and the performance of cemetery maintenance and other services. An interment right entitles a customer to a burial space in one of our cemeteries and the perpetual care of that burial space. Burial spaces, or lots, are parcels of property that hold interred human remains. Our cemeteries require a burial vault be placed in each burial lot. A burial vault is a rectangular container, usually made of concrete but also made of steel or plastic, which sits in the burial lot and in which the casket is placed. The top of the burial vault is buried approximately 18 to 24 inches below the surface of the ground, and the casket is placed inside the vault. Burial vaults prevent ground settling that otherwise occurs when a casket placed directly in the ground begins to decay creating uneven ground surface. Ground settling typically results in higher maintenance costs and increased potential liability for slip-and-fall accidents on the property. Lawn crypts are a series of closely spaced burial lots with preinstalled vaults and other improvements, such as landscaping, sprinkler systems and drainage. A mausoleum crypt is an above-ground structure that may be designed for a particular customer, which we refer to as a private mausoleum, or it may be a larger building that serves multiple customers, which we refer to as a community mausoleum. Cremation niches are spaces in which the ashes remaining after cremation are stored. Cremation niches are often part of community mausoleums, although we sell a variety of cremation niches to accommodate our customers’ preferences.

Grave markers, monuments and memorials are above-ground products that serve as memorials by showing who is remembered, the dates of birth and death and other pertinent information. These markers, monuments and memorials include simple plates, such as those used in a community mausoleum or cremation niche, flush-to-the-ground granite or bronze markers, headstones or large stone obelisks.

One of the principal services we provide at our cemeteries is an “opening and closing,” which is the digging and refilling of burial spaces to install the vault and place the casket into the vault. With pre-need sales, there are usually two openings and closings. During the initial opening and closing, we install the burial vault in the burial space. We usually perform this service shortly after the customer signs a pre-need contract. Advance installation allows us to withdraw the related funds from our merchandise trusts, making the amount in excess of our cost to purchase and install the vault available to us for other uses, and eliminates future merchandise trusting requirements for the burial vault and its installation. During the final opening and closing, we remove the dirt above the vault, open the lid of the vault, place the casket into the vault, close the vault lid and replace the ground cover. With at-need sales, we typically perform the initial opening and closing at the time we perform the final opening and closing. Our other services include the installation of other cemetery merchandise and the perpetual care related to interment rights.

Managed Cemeteries. As of December 31, 2012, we provided services to 18 cemeteries under management or operating agreements with the nonprofit cemetery corporations that own the cemeteries. These nonprofit cemeteries are organized as such either because state law requires cemetery properties to be owned by nonprofit entities, such as in New Jersey, or because they were originally established as nonprofit entities. We have voting rights, along with member owners of burial spaces, in the five New Jersey nonprofit cemeteries as a result of owning all of their outstanding certificates of indebtedness or interest. To obtain the benefit of professional management services, the remaining 13 nonprofit cemeteries have entered into agreements with us. The agreements under which we operate these 18 nonprofit cemeteries generally have terms ranging from 3 to 40 years (but some are subject to early termination rights and obligations) and provide us with management or operating fees that approximate what we would earn if we owned those cemeteries and held them in for-profit entities.

Funeral Home Operations. As of December 31, 2012, we owned, operated and/or managed 86 funeral homes, 41 of which are located on the grounds of cemetery properties that we own. Our funeral homes offer a range of services to meet a family’s funeral needs, including family consultation, the removal and preparation of remains, provision of caskets and related funeral merchandise, the use of funeral home facilities for visitation, worship and funeral services and transportation services. Funeral home operations primarily generate revenues from at-need sales. Our funeral home segment has continued to grow and has become a larger part of our total revenues in each of the last three years.

We purchase caskets from Thacker Caskets, Inc. under a supply agreement that expires on December 31, 2015. This agreement entitles us to specified discounts on the price of caskets but gives Thacker Caskets, Inc. the right of first refusal on all of our casket purchases. We do not have minimum purchase requirements under this supply agreement.

Cremation Products and Services. We operate crematories at some of our cemeteries or funeral homes, but our primary cremation operations are sales of receptacles for cremated remains, such as urns, and the inurnment of cremated remains in niches or scattering gardens. While cremation products and services usually cost less than traditional burial products and services, they yield higher margins on a percentage basis and take up less space than burials. We sell cremation products and services on both a pre-need and at-need basis.

Seasonality. The death care business is relatively stable and predictable. Although we experience seasonal increases in deaths due to extreme weather conditions and winter flu, these increases have not historically had any significant impact on our results of operations. In addition, we perform fewer initial openings and closings in the winter when the ground is frozen.

Sales Contracts

Pre-need products and services are typically sold on an installment basis. At-need products and services are generally required to be paid for in full in cash by the customer at the time of sale.

Trusts

Sales of cemetery products and services are subject to a variety of state regulations. In accordance with these regulations, we are required to establish and fund two types of trusts, merchandise trusts and perpetual care trusts, to ensure that we can meet our future obligations. Our funding obligations are generally equal to a percentage of sales proceeds of the products and services we sell.

Sales Personnel, Training and Marketing

As of December 31, 2012, we employed 824 full-time commissioned salespeople and 134 full-time sales support and telemarketing employees. We have eight regional sales vice presidents supporting our cemetery operations. They are supported by two Divisional Vice Presidents of Sales who report to our Chief Operating Officer. Individual salespersons are typically located at the cemeteries they serve and report directly to the cemetery sales manager. We have made a strong commitment to the ongoing education and training of our sales force and to salesperson retention in order to ensure our customers receive the highest quality customer service and to ensure compliance with all applicable requirements. Our training program includes classroom training at our headquarters, field training, continuously updated training materials that utilize media, such as the Internet, for interactive training and participation in industry seminars. We place special emphasis on training property sales managers, who are key elements to a successful pre-need sales program.

We reward our salespeople with incentives for generating new customers. Sales force performance is evaluated by sales budgets, sales mix and closing ratios, which are equal to the number of contracts written, divided by the number of presentations that are made. Substantially all of our sales force is compensated based solely on performance. Commissions are augmented with various bonus and incentive packages to ensure a high quality, motivated sales force. We pay commissions to our sales personnel on pre-need contracts based upon a percentage of the value of the underlying contracts. Such commissions vary depending upon the type of merchandise and services sold. We also pay commissions on at-need contracts that are generally equal to a fixed percentage of the contract amount. In addition, cemetery managers receive an override commission that is equal to a percentage of the gross sales price of the contracts entered into by the salespeople assigned to the cemeteries they manage.

We generate sales leads through focused telemarketing, direct mail, television advertising, funeral follow-up and sales force cold calling, with the assistance of database mining and other marketing resources. We have created a marketing department to allow us to use more sophisticated marketing techniques to more effectively focus our telemarketing and direct sales efforts. Sales leads are referred to the sales force to schedule an appointment, most often at the customer’s home. We believe these activities comply in all material respects with legal requirements.

Acquisitions and Long-Term Operating Agreements

Refer to note 14 of our consolidated financial statements in “Item 8” of the 2012 Form 10-K for a more detailed discussion of our acquisitions and long-term operating agreements. A summary of our acquisition activities is as follows:

2012

We completed six acquisitions during the year ended December 31, 2012 to acquire 5 cemeteries and 17 funeral homes. The acquired properties were located in Ohio, Illinois, California, Oregon and Florida. The aggregate fair value of the total consideration paid for these acquisitions was $34.9 million. Effective March 31, 2012, we terminated a long-term operating agreement entered into in 2010 related to 3 cemeteries with the Archdiocese of Detroit, resulting in a gain of $1.7 million.

2011

We completed six acquisitions during the year ended December 31, 2011 to acquire 17 cemeteries and 12 funeral homes. The acquired properties were located in Mississippi, Missouri,

North Carolina, Puerto Rico, Tennessee and Virginia. The aggregate fair value of the total consideration paid for these acquisitions was $16.4 million. On December 30, 2011, we sold one funeral home in West Virginia for $0.1 million, resulting in a gain of $0.1 million.

2010

We completed four acquisitions during the year ended December 31, 2010 and entered into one long-term operating agreement to acquire and operate 22 cemeteries and 6 funeral homes in the aggregate. The acquired properties were located in Indiana, Kansas, Michigan, Ohio and Pennsylvania. The total consideration paid for these acquisitions was $48.7 million.

Competition

Our cemeteries and funeral homes generally serve customers that live within a 10- to 15-mile radius of a property’s location. Within this localized area, we face competition from other cemeteries and funeral homes located in the area. Most of these cemeteries and funeral homes are independently owned and operated, and most of these owners and operators are smaller than we are and have fewer resources than we do. We generally face limited competition from the three publicly held death care companies that have U.S. operations—Service Corporation International, Stewart Enterprises, Inc. and Carriage Services, Inc.—as they do not directly operate cemeteries in the same local geographic areas where we operate.

Within a localized area of competition, we compete primarily for at-need sales because many of the independently owned, local competitors either do not have pre-need sales programs or have pre-need programs that are not as developed as ours. Most of these competitors do not have as many of the resources that are available to us to launch and grow a substantial pre-need sales program. The number of customers that cemeteries and funeral homes are able to attract is largely a function of reputation and heritage, although competitive pricing, professional service and attractive, well maintained and conveniently located facilities are also important factors. The sale of cemetery and funeral home products and services on a pre-need basis has increasingly been used by many companies as an important marketing tool. Due to the importance of reputation and heritage, increases in customer base are usually gained over a long period of time.

Competitors within a localized area have an advantage over us if a potential customer’s family members are already buried in the competitor’s cemetery. If any of the three publicly held death care companies operated, or in the future were to operate, cemeteries within close proximity of our cemeteries, they may have a competitive advantage over us because they have greater financial resources available to them due to their size and access to the capital markets.

We believe that we currently face limited competition for cemetery acquisitions. The three publicly held death care companies identified above have historically been the industry’s primary consolidators but have largely curtailed cemetery acquisition activity since 1999. Furthermore, these companies continue to generate a majority of their revenues from funeral home operations. Based on the relative levels of cemetery operations and funeral home operations of the three publicly traded death care companies, which are disclosed in their SEC filings, we believe that we are the only public death care company that focuses a significant portion of its efforts on cemetery operations.

Regulation

General. Our operations are subject to regulation, supervision and licensing under federal, state and local laws which impacts the goods and services that we may sell and the manner in which we may furnish goods and services.

Cooling-Off Legislation. Each of the states where our current cemetery properties are located has “cooling-off” legislation with respect to pre-need sales of cemetery and funeral home products and services. This legislation requires us to refund proceeds from pre-need sales contracts if canceled by the customer for any reason within three to thirty days, or in certain states until death, from the date of the contract, depending on the state (and some states permit cancellation and require refund beyond that time). The Federal Trade Commission, or FTC, also requires a cooling-off period of three business days for door to door sales, during which time a contract may be cancelled entitling a customer to refund of the funds paid.

Trusting. Sales of cemetery interment rights and pre-need sales of cemetery and funeral home merchandise and services are generally subject to trusting requirements imposed by state laws in most of the states where we operate. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trusting” in the 2012 Form 10-K.

Truth in Lending Act and Regulation Z. Our pre-need installment contracts are subject to the federal Truth-in-Lending Act, or TILA, and the regulations thereunder, which are referred to as Regulation Z. TILA and Regulation Z promote the informed use of consumer credit by requiring us to disclose, among other things, the annual percentage rate, finance charges and amount financed when extending credit to consumers.

Other Consumer Credit-Related Laws and Regulations. As a provider of consumer credit and a business that generally deals with consumers, we are subject to various other state and federal laws covering matters such as credit discrimination, the use of credit reports, identity theft, the handling of consumer information, consumer privacy, marketing and advertising, debt collection, extensions of credit to service members, and prohibitions on unfair or deceptive trade practices.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank. Dodd-Frank, signed into law by President Obama on July 21, 2010, created a new federal Bureau of Consumer Financial Protection, or the Bureau. In addition to transferring to the Bureau rule-writing authority for nearly all federal consumer finance-related laws and giving the Bureau rule-writing authority in other areas, Dodd-Frank empowers the Bureau to conduct examinations and bring enforcement actions against certain consumer credit providers and other entities offering consumer financial products or services. While not presently subject to examination by the Bureau, we potentially could be in the future in connection with our pre-need installment contracts. The Bureau also has authority to conduct investigations and bring enforcement actions against providers of consumer financial services, including providers over which it may not currently have examination authority. The Bureau may seek penalties and other relief on behalf of consumers that are substantially in excess of the remedies available under such laws prior to Dodd-Frank. On July 21, 2011, the Bureau officially assumed rule-writing and enforcement authority for most federal consumer finance laws, as well as authority to write rules to prohibit unfair, deceptive or abusive practices related to consumer financial products and services.

Telemarketing Laws. We are subject to the requirements of two federal statutes governing telemarketing practices, the Telephone Consumer Protection Act, or TCPA, and the Telemarketing and Consumer Fraud and Abuse Prevention Act, or TCFAPA. These statutes impose significant penalties on those who fail to comply with their mandates. The Federal Communications Commission, or FCC, is the federal agency with authority to enforce the TCPA, and the FTC, has jurisdiction under the TCFAPA. The FTC and FCC jointly administer a national “do not call” registry, which consumers can join in order to prevent unwanted telemarketing calls. Primarily as a result of implementation of the “do not call” legislation and regulations, the percentage of our pre-need sales generated from telemarketing leads has decreased substantially in the past ten years. We are also subject to similar telemarketing consumer protection laws in all states in which we currently operate. These states’ statutes similarly permit consumers to prevent unwanted telephone solicitations. In addition, in cases where telephone solicitations are permitted, there are various restrictions and requirements under state and federal law in connection with such calls.

Occupational Safety and Health Act and Environmental Law Requirements. We are subject to the requirements of the Occupational Safety and Health Act, or OSHA, and comparable state statutes. OSHA’s regulatory requirement known as the Hazard Communication Standard, the Emergency Planning and Community Right-to-Know Act (“EPCRA”) and similar state statutes require us to report information about hazardous materials used or maintained for our operations to state, federal and local authorities. We may also be subject to Tier 1 or Tier 2 Emergency and Hazardous Chemical Inventory reporting requirements under EPCRA depending on the amount of hazardous materials maintained on-site at a particular facility. We are also subject to the federal Americans with Disabilities Act and similar laws which, among other things, may require that we modify our facilities to comply with minimum accessibility requirements for disabled persons.

Federal Trade Commission. Our funeral home operations are comprehensively regulated by the FTC under Section 5 of the Federal Trade Commission Act and a trade regulation rule for the funeral industry promulgated thereunder, referred to as the “Funeral Rule.” The Funeral Rule requires funeral service providers to disclose the prices for their goods and services as soon as the subject of price arises in a discussion with a potential customer (this entails presenting various itemized price lists if the consultation is in person, and readily answering all price-related questions posed over the telephone), and to offer their goods and services on an unbundled basis. The Funeral Rule also prohibits misrepresentations in connection with our sale of goods and services, and requires that the consumer receive an itemized statement of the goods and services purchased. Through these regulations, the FTC sought to give consumers the ability to compare prices among funeral service providers and to avoid buying packages containing goods or services that they did not want. The unbundling of goods from services has also opened the way for third-party, discount casket sellers to enter the market, although they currently do not possess substantial market share.

In addition, our pre-need installment contracts for sales of cemetery and funeral home merchandise and services are subject to the FTC’s “Holder Rule,” which requires disclosure in the installment contract that any holder of the contract is subject to all claims and defenses that the consumer could assert against the seller of the goods or services, subject to certain limitations. These contracts are also subject to the FTC’s “Credit Practices Rule,” which prohibits certain credit loan terms and practices.

Future Enactments and Regulation. Federal and state legislatures and regulatory agencies frequently propose new laws, rules and regulations and new interpretations of existing laws, rules and regulations which, if enacted or adopted, could have a material adverse effect on our operations and on the death care industry in general. A significant portion of our operations is located in California, Pennsylvania, Michigan, New Jersey, Virginia, Maryland, North Carolina, Ohio, Indiana and West Virginia and any material adverse change in the regulatory requirements of those states applicable to our operations could have a material adverse effect on our results of operations. We cannot predict the outcome of any proposed legislation or regulations or the effect that any such legislation or regulations, if enacted or adopted, might have on us.

Environmental Regulations and Liabilities

Our operations are subject to federal, state and local environmental regulations in three principal areas: (1) crematories for emissions to air that may trigger requirements under the Clean Air Act, (2) funeral homes for the management of hazardous materials and medical wastes and

(3) cemeteries and funeral homes for the management of solid waste, underground and above-ground storage tanks and discharges to wastewater treatment systems and/or septic systems.

Clean Air Act. The Federal Clean Air Act and similar state laws, which regulate emissions into the air, can affect crematory operations through permitting and emissions control requirements. Our cremation operations may be subject to Clean Air Act regulations under federal and state law and may be subject to enforcement actions if these operations do not conform to the requirements of these laws.

Emergency Planning and Community Right-to-Know Act. As noted above, federal, state and local regulations apply to the storage and use of hazardous materials at our facilities. Depending on the types and quantities of materials we manage at any particular facility, we may be required to maintain and submit Material Safety Data Sheets and inventories of these materials located at our facilities to the regulatory authorities in compliance with EPCRA or similar state statutes.

Comprehensive Environmental Response, Compensation, and Liability Act. The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and similar state laws affect our cemetery and funeral home operations by, among other things, imposing investigation and remediation obligations for threatened or actual releases of hazardous substances that may endanger public health or welfare or the environment. Under CERCLA and similar state laws, strict, joint and several liability may be imposed upon generators, site owners and operators, and others regardless of fault or the legality of the original disposal activity. Our operations include the use of some materials that may meet the definition of “hazardous substances” under CERCLA or state laws and thus may give rise to liability if released to the environment through a spill or release. Should we acquire new properties with pre-existing conditions triggering CERCLA or similar state liability, we may become liable for responding to those conditions under CERCLA or similar state laws. We may become involved in proceedings, litigation or investigations at one or more sites where releases of hazardous substances have occurred, and we cannot assure you that the associated costs and potential liabilities would not be material.

Underground and Aboveground Storage Tank Laws and Solid Waste Laws. Federal, state and local laws regulate the installation, removal, operations and closure of underground storage tanks, or USTs and above-ground storage tanks, or ASTs, which are located at some of our facilities as well as the management and disposal of solid waste. Most of the USTs and ASTs contain petroleum for heating our buildings or are used for vehicle maintenance, or general operations. Depending upon the age and integrity of the USTs and ASTs, they may require upgrades, removal and/or closure, and remediation may be required if there has been a potential discharge or release of petroleum into the environment. All of the aforementioned activities may require us to incur capital costs and expenses to ensure continued compliance with environmental requirements. Should we acquire properties with existing USTs and ASTs that are not in compliance with environmental requirements, we may become liable for responding to releases to the environment or for costs associated with upgrades, removal and/or closure costs, and we cannot assure you that the costs or liabilities will not be material in that event. Solid wastes have been disposed of at some of our cemeteries, both lawfully and unlawfully. Prior to acquiring a cemetery, an environmental site assessment is usually conducted to determine, among other conditions, if a solid waste disposal area or landfill exists on the parcel which requires removal, cleaning or management. Depending upon the existence of any such solid waste disposal areas, we may be required by the applicable regulatory authority to remove the waste materials or to conduct remediation and we cannot assure you that the costs or liabilities will not be material in that event.

Employees

As of December 31, 2012, our general partner and its affiliates employed 2,938 full-time and 89 part-time employees. A total of 6 employees at one of our cemeteries located in New Jersey are represented by a union and are subject to a collective bargaining agreement which expires in September 2015. Twenty-three employees at 11 of our cemeteries located in Pennsylvania are represented by 3 different unions and are subject to collective bargaining agreements that expire in June 2013, November 2014 and June 2015. Three employees at 1 of our cemeteries located in Illinois are represented by a union and are subject to a collective bargaining agreement that is currently being renegotiated. Nine employees at 1 of our locations in California are represented by a union and are subject to a collective bargaining agreement that expires in June 2013. Six employees at 1 cemetery in Ohio are represented by a union and are subject to a collective bargaining agreement that expires in December 2013. We believe that our relationship with our employees is good.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The tax consequences to you of an investment in common units will depend in part on your own tax circumstances. Although this section updates information related to certain tax considerations, it should be read in conjunction with “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus and “Risk Factors—Tax Risks” in this prospectus supplement. You are urged to consult with your tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Partnership Tax Treatment

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service with respect to our partnership status. In order to be treated as a partnership for U.S. federal income tax purposes, at least 90% of our gross income must be from specific qualifying sources, such as income and gains derived from the sale of real property or other passive types of income such as dividends. We estimate that less than 7% of our current gross income is not qualifying income, however, this estimate could change from time to time. For a more complete description of this qualifying income requirement, please read “Material U.S. Federal Income Tax Consequences—Taxation of StoneMor—Partnership Status” in the accompanying base prospectus.

The IRS is currently auditing our U.S. federal income tax return for the year ended December 31, 2010. The scope of the U.S. federal income tax audit includes an audit of our status as a partnership for U.S. federal income tax purposes. An IRS formal notice of commencement of the audit will be provided to unitholders if the audit is not concluded on or before March 30, 2013. IRS procedures require that we forward the notice no later than April 29, 2013 to specific unitholders (generally unitholders with less than a 1% profits interest in us) that held units during our taxable year ended December 31, 2010, and the IRS will provide notice to all other unitholders that held units during our taxable year ended December 31, 2010. In connection with each public offering of our common units, including our initial public offering, outside counsel reviewed the various categories of our gross income and opined that we would be classified as a partnership for U.S. federal income tax purposes. We are fully cooperating with the IRS in the audit process, and, although no assurance can be given, we do not anticipate any change in our status as a partnership for U.S. federal income tax purposes or any change in prior period taxable income.

If we were treated as a corporation for U.S. federal income tax purposes for any taxable year for which the statute of limitations remains open, including the tax year currently under audit, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, including taxes with respect to prior periods, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 75% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make current quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make current quarterly distributions on all units, yet we only distribute the current quarterly distributions on all units; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Alternative Minimum Tax

Each unitholder will be required to take into account the unitholder’s distributive share of any items of our income, gain, loss or deduction for purposes of the U.S. federal alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $179,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors with respect to the impact of an investment in our units on their liability for the alternative minimum tax.

Tax Rates

Beginning January 1, 2013, the highest U.S. marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. However, these rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax on certain net investment income earned by individuals, estates, and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is single or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Tax-Exempt Organizations & Other Investors

Ownership of common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. investors raises issues unique to such persons. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors” in the accompanying prospectus.

Foreign Account Tax Compliance Act

United States unitholders that hold their interests through a foreign intermediary should consult their own advisors regarding the effect of possible withholding requirements pursuant to the recently enacted “Foreign Account Tax Compliance Act.”

UNDERWRITING

Raymond James is acting as the representative of the underwriters named below and as the sole book-running manager for this offering. Subject to the terms and conditions contained in an underwriting agreement dated            , 2013, among us and the underwriters, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common units indicated below:

Underwriter	Number of Common Units
Raymond James & Associates, Inc.
Janney Montgomery Scott LLC

Total	1,200,000

The underwriters have agreed to purchase all of the common units sold under the underwriting agreement if any of these common units are purchased.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

The underwriters’ representative has advised us that the underwriters propose initially to offer the common units to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $         per common unit. The underwriters may allow a discount not in excess of $         per common unit to other dealers. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option to purchase additional common units from us:

	Per Common Unit	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to StoneMor Partners L.P.	$	$	$

The expenses of the offering payable by StoneMor Partners L.P., not including the underwriting discount, are estimated to be $500,000 and are payable by us.

Overallotment Option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 180,000 additional common units from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the common units offered by this prospectus supplement. If the underwriters’ option is exercised in full, the total price to the public would be approximately $         million and the total proceeds to us would be approximately $         million after deducting underwriting discount and estimated offering expenses.

No Sales of Similar Securities

We and each of the directors and officers of our general partner have agreed, with exceptions, not to sell or transfer any common units for 90 days after the date of this prospectus supplement, subject to an extension of up to 18 days without first obtaining the written consent of Raymond James on behalf of the underwriters. Specifically, we and these other individuals have agreed not to directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any common units;

•	sell any option or contract to purchase any common units;

•	purchase any option or contract to sell any common units;

•	grant any option, right or warrant for the sale of any common units;

•	lend or either dispose of or transfer any common units;

•	request or demand that we file a registration statement related to the common units; or

•

enter into any swap or other arrangement that transfers, in whole or in part, the economic consequences of ownership of any common units, whether any transaction swap or transaction is to be settled by delivery of common units or other securities, in cash or otherwise.

These restrictions do not apply to:

•	the sale of common units to the underwriters;

•	issuances under our employee benefit plans; or

•	issuances of common units as consideration in acquisitions (provided the acquiror agrees to be bound by the lock-up for the unexpired term).

This lock-up provision applies to common units and to securities convertible into or exchangeable or exercisable for or repayable with common units. It also applies to common units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The New York Stock Exchange

Our common units are listed on the New York Stock Exchange under the symbol “STON.”

Price Stabilization and Short Positions

Until the distribution of the common units is completed, SEC rules may limit underwriters from bidding for and purchasing our common units. However, the underwriters may engage in transactions that stabilize the price of our common units, such as bids or purchases to peg, fix or maintain that price.

Short sales involve syndicate sales of common units in excess of the number of units to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered”

short sales are sales of common units made in an amount up to the number of units represented by the underwriters’ overallotment option. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase units through the overallotment option. Transactions to close out the covered syndicate short involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of common units in excess of the overallotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress. Purchases of the common units to stabilize its price or to reduce a short position may cause the price of the common units to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in the common units on the New York Stock Exchange in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common units and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, the bid must then be lowered when specified purchase limits are exceeded.

FINRA Conduct Rules

An affiliate of Raymond James is a lender under our credit facility and will receive more than five percent of the proceeds of this offering (not including underwriting discounts and commissions) pursuant to the repayment of borrowings thereunder. No conflict of interest exists between us and the underwriters under Financial Industry Regulatory Authority Rule 5121. Because the common units offered hereby are interests in a direct participation program, as defined in Financial Industry Regulatory Authority Rule 2310, investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Electronic Distribution

A prospectus in electronic format will be made available on the website maintained by one or more of the underwriters participating in this offering. Other than the electronic prospectus, the information on such websites is not part of this prospectus.

Other Relationships

Certain of the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they received or will receive customary fees and expense reimbursement.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us or our affiliates.

LEGAL MATTERS

The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Certain legal matters relating to the offering of the common units will be passed upon for the underwriters by Andrews Kurth LLP, Austin, Texas.

EXPERTS

The consolidated financial statements of StoneMor Partners L.P. as of December 31, 2012, 2011 and 2010, incorporated herein by reference from StoneMor Partners L.P.’s Annual Report on Form 10-K filed on March 15, 2013, and the effectiveness of StoneMor Partners L.P.’s internal control over financial reporting as of December 31, 2012 incorporated from StoneMor Partners L.P.’s Annual Report on Form 10-K filed on March 15, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We “incorporate by reference” information into this prospectus supplement, which means that we disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained expressly in this prospectus supplement, and the information we file later with the SEC will automatically supersede this information until the termination of this offering (other than information deemed to have been furnished or not filed in accordance with the SEC rules). You should not assume that the information in this prospectus supplement is current as of any date other than the date on the front page of this prospectus supplement.

We incorporate by reference the documents listed below filed by us and any future filings made after the date of the initial filing of the registration statement of which this prospectus supplement is a part with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of each offering under this prospectus supplement (other than, in each case, information deemed to have been furnished or not filed in accordance with the SEC rules).

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 15, 2013;

•	Our Current Reports on Form 8-K filed on February 22, 2013, March 1, 2013 and March 15, 2013;

•

The description of the common units contained in the Registration Statement on Form 8-A, initially filed on August 23, 2004, and any subsequent amendment thereto filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

(215) 826-2800

Attn: Investor Relations

We also make available free of charge on our website at http://www.stonemor.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 reports, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

PROSPECTUS

$300,000,000

StoneMor Partners L.P.

Common Units

2,119,891 Common Units

Offered by

the Selling Unitholder

We may from time to time offer up to $300,000,000 of common units representing limited partner interests in StoneMor Partners L.P. This prospectus describes the general terms of the common units and the general manner in which we will offer the common units. The specific terms of any common units we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the common units.

In addition, up to 2,119,891 common units representing limited partner interests in StoneMor Partners L.P. owned by the selling unitholder named in this prospectus or in any supplement to this prospectus may be offered from time to time. Specific terms of certain offerings by the selling unitholder may be specified in a prospectus supplement to this prospectus. We will not receive any proceeds of any sale of common units by the selling unitholder unless otherwise indicated in a prospectus supplement. For a more detailed discussion of the selling unitholder, please read “Selling Unitholder.”

Our common units are traded on the Nasdaq Global Select Market under the symbol “STON.”

The common units are limited partner interests, which are inherently different from the capital stock of a corporation. You should carefully consider the risks relating to investing in common units and each of the other risk factors described under “Risk Factors” beginning on page 4 of this prospectus before you make an investment in our common units.

Our principal executive offices are located at 311 Veterans Highway, Suite B, Levittown, Pennsylvania 19056, and our phone number is (215) 826-2800.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling unitholder has authorized any other person to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

GUIDE TO READING THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process or continuous offering process. Under this shelf registration process, we may sell up to $300,000,000 in aggregate offering price of the common units described in this prospectus in one or more offerings. In addition, the selling unitholder may, from time to time, sell up to 2,119,891 common units described in this prospectus. This prospectus generally describes StoneMor Partners L.P., the selling unitholder and the common units. Each time we sell common units, and, if required, each time the selling unitholder sells common units with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. See “Where You Can Find More Information.” You are urged to read this prospectus and our SEC reports in their entirety.

Throughout this prospectus, when we use the terms “we,” “us,” or “StoneMor Partners L.P.,” we are referring either to StoneMor Partners L.P., the registrant itself, or to StoneMor Partners L.P. and its operating subsidiaries collectively, as the context requires.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of our significant leverage on our operating plans; our ability to service our debt and pay distributions; the decline in the fair value of certain equity and debt securities held in our trusts; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvements, strong cash flows and further deleveraging; uncertainties associated with the integration or anticipated benefits of our recent acquisitions; our ability to complete and fund additional acquisitions; various other uncertainties associated with the death care industry and our operations in particular; and other risks set forth under “Risk Factors” in this prospectus or incorporated by reference into this prospectus.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our SEC filings. We assume no obligation to update or revise any forward-looking statements made by us, whether as a result of new information, future events or otherwise.

STONEMOR PARTNERS L.P.

We are the second largest owner and operator of cemeteries in the United States. As of September 30, 2010, we operated 256 cemeteries. We own 237 of these cemeteries, and we operate the remaining 19 under long-term agreements. As of September 30, 2010, we also owned and operated 63 funeral homes. Twenty-six of these funeral homes are located on the grounds of the cemeteries we own.

The cemetery products and services that we sell include the following:

Interment Rights	Merchandise	Services

• burial lots	• burial vaults	• installation of burial vaults

• lawn crypts	• caskets	• installation of caskets

• mausoleum crypts	• grave markers and grave marker bases	• installation of other cemetery merchandise

• cremation niches	• memorials	• other service items

• perpetual care rights

We sell these products and services both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need. We market our products and services through an experienced staff of commissioned sales representatives. Our sales of real property, including burial lots (with and without installed vaults), lawn and mausoleum crypts and cremation niches, generate qualifying income sufficient for us to be treated as a partnership for federal income tax purposes.

As of September 30, 2010, our cemetery properties were located in Alabama, California, Colorado, Delaware, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Missouri, New Jersey, North Carolina, Ohio, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, Tennessee, Virginia, Washington and West Virginia.

Our primary funeral home products are caskets and related items. Our funeral home services include consultation, the removal and preparation of remains, and the use of funeral home facilities for visitation and prayer services.

As of September 30, 2010, our funeral homes were located in Alabama, Arkansas, California, Florida, Illinois, Indiana, Kansas, Maryland, Missouri, Ohio, Oregon, Pennsylvania, Puerto Rico, South Carolina, Tennessee, Virginia, Washington and West Virginia.

We maintain an Internet website at http://www.stonemor.com, which contains information about us. The information on this website is not, and should not be considered, part of this prospectus and it is not incorporated by reference into this prospectus.

Our principal executive offices are located at 311 Veterans Highway, Suite B, Levittown, Pennsylvania 19056, and our phone number is (215) 826-2800.

RISK FACTORS

An investment in our common units involves a significant degree of risk. Before you invest in our common units, you should carefully consider the following risk factors as well as those risk factors included in our most recent Annual Report on Form 10-K, as may be supplemented by our quarterly reports on Form 10-Q and our Current Reports on Form 8-K, which are incorporated herein by reference and those risk factors that may be included in the applicable prospectus supplement together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our common units.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, we may be unable to pay distributions to our unitholders, the trading price of our common units could decline and you could lose all or part of your investment.

Risk Factors Related to Our Business

We may not have sufficient cash from operations to continue paying distributions at their current level, or at all, after we have paid our expenses, including the expenses of our general partner, funded merchandise and perpetual care trusts and established necessary cash reserves.

The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from operations, which fluctuates from quarter to quarter based on, among other things:

•	the volume of our sales;

•	the prices at which we sell our products and services; and

•	the level of our operating and general and administrative costs.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, such as working capital borrowings, capital expenditures and funding requirements for trusts and our ability to withdraw amounts from trusts.

If we do not generate sufficient cash to continue paying distributions at their current level, the market price of our common units may decline materially. We expect that we will need working capital borrowings of approximately $24.5 million during the twelve-month period ending December 31, 2010 in order to have sufficient operating surplus to pay distributions at their current level on all of our common units for that period, although the actual amount of working capital borrowings could be materially more or less. These working capital borrowings enable us to finance the build up in our accounts receivables, and to construct mausoleums and purchase products for our pre-need sales in advance of the time of need which, in turn, allows us to generate available cash for operating surplus over time by accessing the funds held in trust for the products purchased.

Our substantial level of indebtedness could materially adversely affect our ability to generate sufficient cash for distribution to our unitholders, to fulfill our debt obligations and to operate our business.

We have now, and will continue to have, a substantial amount of debt, which requires significant interest and principal payments. As of September 30, 2010, we had approximately $207.3 million of total debt outstanding. Leverage makes us more vulnerable to economic downturns. Because we are obligated to dedicate a portion of our cash flow to service our debt obligations, our cash flow available for operations and for distribution to our unitholders will be reduced. The amount of indebtedness we have could limit our flexibility in planning for, or reacting to, changes in the markets in which we compete, limit our ability to obtain additional financing, if necessary, for working capital expenditures, acquisitions or other purposes, and require us to dedicate more cash flow to service our debt than we desire. Our ability to satisfy our indebtedness as required by the terms of our debt will be dependent on, among other things, the successful execution of our long-term strategic plan. Subject to limitations in our debt obligations, we may incur additional debt in the future, for acquisitions or otherwise, and servicing this debt could further limit our cash flow available for operations and distribution to our unitholders.

Restrictions in our existing and future debt agreements could limit our ability to make distributions to you or capitalize on acquisition and other business opportunities.

The operating and financial restrictions and covenants in our senior notes and senior secured debt obligations and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. For example, our senior notes and senior secured debt obligations contain covenants that restrict or limit our ability to:

•	enter into a new line of business;

•	enter into any agreement of merger or acquisition;

•	sell, transfer, assign or convey assets;

•	grant certain liens;

•	incur or guarantee additional indebtedness;

•	make certain loans, advances and investments;

•	declare and pay dividends and distributions;

•	enter into transactions with affiliates; and

•	make voluntary payments or modifications of indebtedness.

In addition, our secured debt obligations contain covenants requiring us to maintain certain financial ratios and tests. These restrictions may also limit our ability to obtain future financings. Our ability to comply with the covenants and restrictions contained in our senior notes and senior secured debt obligations may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions continue to deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our debt obligations, the lenders will be able to accelerate the maturity of all borrowings thereunder and demand repayment of amounts outstanding, and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. Any subsequent replacement of our obligations or any new indebtedness could have similar or greater restrictions.

In addition, our debt obligations limit our ability to make distributions to our unitholders. Our senior notes and senior secured debt obligations prohibit us from making such distributions if we are in default, including with regard to our senior secured debt obligations as a result of our failure to maintain specified financial ratios. We cannot assure you that we will maintain these specified ratios and satisfy these tests for distributing available cash from operating surplus.

If we violate any of the restrictions, covenants, ratios or tests in our senior secured debt obligations or senior notes indenture, the applicable lenders will be able to accelerate the maturity of all borrowings thereunder and demand repayment of amounts outstanding, and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. Any subsequent replacement of our senior debt obligations or any new indebtedness could have similar or greater restrictions.

A material weakness was identified in our internal controls over financial reporting as of June 30, 2010.

Due to a material weakness in our internal control over financial reporting, management concluded that our disclosure controls and procedures and internal control over financial reporting were not effective as of June 30,

2010, based on the criteria in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. We identified the following material weaknesses in our assessment of the effectiveness of internal control over financial reporting:

•

We did not design and implement adequate controls related to the implementation of a new accounting standard relating to a material class of transactions, specifically in this instance, accounting for final adjustments to provisional amounts recorded in a business combination. Such adjustments should be recognized in the period in which the business combination took place and provisional amounts were recorded. We originally recorded final adjustments in the period in which such final adjustments became known.

In September 2010, we restated previously issued financial statements to present the second quarter 2010 financial statements in accordance with generally accepted accounting principles.

To remediate the material weakness, we have implemented a series of controls designed to help ensure that all new accounting pronouncements are sufficiently researched and that our conclusions relative to the effect of such pronouncements on us are communicated to management, the Audit Committee of the Board of Directors of our general partner, or the Audit Committee, and our auditors. These controls include the following procedures:

•

Once it has been determined that a new accounting pronouncement that impacts us has been adopted, our Director of Financial Reporting will disseminate the relevant authoritative literature to our senior members of the accounting department, including the Vice President of Financial Reporting and Investor Relations and the Chief Financial Officer.

•	The pronouncement and its impact on the accounting policies and disclosure will be discussed amongst such senior members of the accounting department.

•

The Director of Financial reporting will prepare an analysis which will include a paragraph by paragraph assessment of the guidance and its potential impact on us and circulate this analysis to senior accounting management, the Audit Committee and our external auditor for discussion and review.

•	Once consensus has been formed as to the appropriate accounting treatment, the new standard will be adopted and implemented.

Management believes that the procedures described above will serve to remediate the material weakness identified, once implemented and operating effectively.

If we fail to maintain adequate internal controls over financial reporting, current unitholders and potential investors could lose confidence in our financial reporting, which would harm our business prospects and the trading price of our common units.

Any reduction in the principal or the earnings of the investments held in merchandise and perpetual care trusts could adversely affect our revenues and cash flow.

A substantial portion of our revenue is generated from investment returns that we realize from merchandise and perpetual care trusts. The 2008 and early 2009 decline in the prices of most corporate debt and equity securities significantly reduced the fair value of the assets held in these trusts. Future cash flows could be negatively impacted if we are forced to liquidate assets that are in impaired positions.

We invest primarily for current income. We rely on the interest and dividends paid by the assets in our trusts to provide both revenue and cash flow. Interest income from fixed-income securities is particularly susceptible to changes in interest rates and declines in credit worthiness while dividends from equity securities are susceptible to the issuer’s ability to make such payments.

Any decline in the interest rate environment or the credit worthiness of our debt issuers or any suspension or reduction of dividends could have a material adverse effect on our financial condition and results of operations.

In addition, any significant or sustained unrealized investment losses could result in merchandise trusts having insufficient funds to cover our cost of delivering products and services. In this scenario, we would be required to use our operating cash to deliver those products and perform those services, which could decrease our cash available for distribution.

Pre-need sales typically generate low or negative cash flow in the periods immediately following sales which could adversely affect our ability to make distributions to unitholders.

When we sell cemetery merchandise and services on a pre-need basis, we pay commissions on the sale to our salespeople and are required by state law to deposit a portion of the sales proceeds into a merchandise trust. In addition, most of our customers finance their pre-need purchases under installment contracts payable over a number of years. Depending on the trusting requirements of the states in which we operate, the applicable sales commission rates and the amount of the down payment, our cash flow from sales to customers through installment contracts is typically negative until we have paid the sale commission due on the sale or until we purchase the products or perform the services and are permitted to withdraw funds we have deposited in the merchandise trust. To the extent we increase pre-need sales, state trusting requirements are increased or we delay the purchase of the products or performance of the services we sell on a pre-need basis, our cash flow immediately following pre-need sales may be further reduced, and our ability to make distributions to our unitholders could be adversely affected.

Because fixed costs are inherent in our business, a decrease in our revenues can have a disproportionate effect on our cash flow and profits.

Our business requires us to incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, we must pay salaries, utilities, property taxes and maintenance costs on our cemetery properties and funeral homes regardless of the number of interments or funeral services we perform. If we cannot decrease these costs significantly or rapidly when we experience declines in sales, declines in sales can cause our margins, profits and cash flow to decline at a greater rate than the decline in our revenues.

Our failure to attract and retain qualified sales personnel and management could have an adverse effect on our business and financial condition.

Our ability to attract and retain a qualified sales force and other personnel is an important factor in achieving future success. Buying cemetery and funeral home products and services, especially at-need products and services, is very emotional for most customers, so our sales force must be particularly sensitive to our customers’ needs. We cannot assure you that we will be successful in our efforts to attract and retain a skilled sales force. If we are unable to maintain a qualified and productive sales force, our revenues may decline, and our cash available for distribution may decrease.

We are also dependent upon the continued services of our key officers. The loss of any of our key officers could have a material adverse effect on our business, financial condition and results of operations. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or key employees if their services were no longer available. We do not maintain key employee insurance on any of our executive officers.

We may not be able to identify, complete, fund or successfully integrate additional cemetery acquisitions which could have an adverse affect on our results of operations.

A primary component of our business strategy is to grow through acquisitions of cemeteries and, to a lesser extent, funeral homes. We cannot assure you that we will be able to identify and acquire cemeteries on terms favorable to us or at all. We may face competition from other death care companies in making acquisitions. Historically, we have funded a significant portion of our acquisitions through borrowings Our ability to make acquisitions in the future may be limited by our inability to secure adequate financing, restrictions under our existing or future debt agreements, competition from third parties or a lack of suitable properties. As of September 30, 2010, we had approximately $40.0 million of available borrowing capacity under our acquisition credit facility and approximately $38.0 million of available borrowing capacity under our revolving credit facility.

In, addition, if we complete acquisitions, we may encounter various associated risks, including the possible inability to integrate an acquired business into our operations, diversion of management’s attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our operations and financial performance. Also, when we acquire cemeteries that do not have an existing pre-need sales program or a significant amount of pre-need products and services that have been sold but not yet purchased or performed, the operation of the cemetery and implementation of a pre-need sales program after acquisition may require significant amounts of working capital. This may make it more difficult for us to make acquisitions.

If the trend toward cremation in the United States continues, our revenues may decline which could have an adverse effect on our business and financial condition.

We and other death care companies that focus on traditional methods of interment face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations are expected to represent approximately 38% of the United States deathcare market by the year 2010. Because the products and services associated with a cremation, such as niches and urns, produce lower revenues than the products and services associated with a traditional interment, a continuing trend toward cremations may reduce our revenues.

Declines in the number of deaths in our markets can cause a decrease in revenues.

Declines in the number of deaths could cause at-need sales of cemetery and funeral home merchandise and services to decline and could cause a decline in the number of pre-need sales, both of which could decrease revenues. Changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in our markets or from quarter to quarter are not predictable. However, generally, the number of deaths fluctuates with the seasons with more deaths occurring during the winter months primarily resulting from pneumonia and influenza. These variations can cause revenues to fluctuate.

The financial condition of third-party insurance companies that fund our pre-need funeral contracts may impact our financial condition, results of operations, or cash flows.

Where permitted, customers may arrange their pre-need funeral contract by purchasing a life insurance or annuity policy from third-party insurance companies. The customer/policy holder assigns the policy benefits to our funeral home to pay for the pre-need funeral contract at the time of need. If the financial condition of the third-party insurance companies were to deteriorate materially because of market conditions or otherwise, there could be an adverse effect on our ability to collect all or part of the proceeds of the life insurance policy, including the annual increase in the death benefit. Failure to collect such proceeds could have a material adverse effect on our financial condition, results of operations, or cash flows.

Regulatory and Legal Risks

Our operations are subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trusts/escrows, pre-need sales, cemetery ownership, funeral home ownership, marketing practices, crematories, environmental matters and various other aspects of our business.

If state laws or interpretations of existing state laws change or if new laws are enacted, we may be required to increase trust/escrow deposits or to alter the timing of withdrawals from trusts/escrows, which may have a negative impact on our revenues and cash flow.

We are required by most state laws to deposit specified percentages of the proceeds from our pre-need and at-need sales of interment rights into perpetual care trusts and generally proceeds from our pre-need sales of cemetery and funeral home products and services into merchandise trusts/escrows. These laws also determine when we are allowed to withdraw funds from those trusts/escrows. If those laws or the interpretations of those laws change or if new laws are enacted, we may be required to deposit more of the sales proceeds we receive from our sales into the trusts/escrows or to defer withdrawals from the trusts/escrows, thereby decreasing our cash flow until we are permitted to withdraw the deposited amounts. This could also reduce our cash available for distribution.

If state laws or their interpretations change, or new laws are enacted relating to the ownership of cemeteries and funeral homes, our business, financial condition and results of operations could be adversely affected.

Some states require cemeteries to be organized in the nonprofit form but permit those nonprofit entities to contract with for-profit companies for management services. If state laws change or new laws are enacted that prohibit us from managing cemeteries in those states, then our business, financial condition and results of operations could be adversely affected. Some state laws restrict ownership of funeral homes to licensed funeral directors. If state laws change or new laws are enacted that prohibit us from managing funeral homes in those instances, then our business, financial condition and results of operations could be adversely affected.

We are subject to legal restrictions on our marketing practices that could reduce the volume of our sales which could have an adverse effect on our business, operations and financial condition.

The enactment or amendment of legislation or regulations relating to marketing activities may make it more difficult for us to sell our products and services. For example, the federal “do not call” legislation has adversely affected our ability to market our products and services using telephone solicitation by limiting who we may call and increasing our costs of compliance. As a result, we rely heavily on direct mail marketing and telephone follow-up with existing contacts. Additional laws or regulations limiting our ability to market through direct mail, over the telephone, through internet and e-mail advertising or door-to-door may make it difficult to identify potential customers, which could increase our costs of marketing. Both increases in marketing costs and restrictions on our ability to market effectively could reduce our revenues and could have an adverse effect on our business, operations and financial condition, as well as our ability to make cash distributions to you.

We are subject to environmental and health and safety laws and regulations that may adversely affect our operating results.

Our cemetery and funeral home operations are subject to numerous federal, state and local environmental and health and safety laws and regulations. We may become subject to liability for the removal of hazardous substances and solid waste under CERCLA and other federal and state laws. Under CERCLA and similar state laws, strict, joint and several liability may be imposed on various parties, regardless of fault or the legality of the original disposal activity. Our funeral home, cemetery and crematory operations include the use of some materials that may meet the definition of “hazardous substances” under CERCLA or state laws and thus may give rise to liability if released to the environment through a spill or release. We cannot assure you that we will not face liability under CERCLA for any conditions at our properties, and we cannot assure you that these liabilities will not be material. Our cemetery and funeral home operations are subject to regulation of underground and above ground storage tanks and laws managing the disposal of solid waste. If new requirements under local, state or federal laws were to be adopted, and were more stringent than existing requirements, new permits or capital expenditures may be required.

Our funeral home operations are generally subject to federal and state laws and regulations regarding the disposal of medical waste, and are also subject to regulation by federal, state or local authorities under the

EPCRA. We are required by EPCRA to maintain, and report, if applicable thresholds are met, a list of any hazardous chemicals and extremely hazardous substances, which are stored or used at our facilities, we use to state, federal, and local agencies.

Our crematory operations may be subject to regulation under the federal Clean Air Act and any analogous state laws. If new regulations applicable to our crematory operations were to be adopted, they could require permits or capital expenditures that could increase our costs of operation and compliance.

Risk Factors Related to an Investment in Us

Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to your detriment.

As of September 30, 2010, CFSI LLC owned an aggregate 13.6% limited partner interest in us and owned all of the Class A units of our general partner. Conflicts of interest may arise between CFSI LLC and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of the unitholders. These conflicts include, among others, the following situations:

•

The board of directors of our general partner is elected by the owners of our general partner. Although our general partner has a fiduciary duty to manage us in good faith, the directors of our general partner also have a fiduciary duty to manage our general partner in a manner beneficial to the owners of our general partner. By purchasing common units, unitholders will be deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law.

•

Our partnership agreement limits the liability of our general partner, reduces its fiduciary duties and restricts the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty.

•

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional limited partner interests and reserves, each of which can affect the amount of cash that is distributed to unitholders.

•

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates.

•

In some instances, our general partner may cause us to borrow funds or sell assets outside of the ordinary course of business in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make distributions in respect of incentive distribution rights.

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which the common units will trade.

Unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not select our general partner or elect the board of directors of our general partner and will have no right to select our general partner or elect its board of directors in the future. We are not required to have a majority of independent directors on our board. The board of directors of our general partner, including the independent directors, are chosen entirely by the owners of our general partner and not our unitholders. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. In addition, the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Our general partner can transfer its ownership interest in us without unitholder consent under certain circumstances, and the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owners of our general partner to transfer their ownership interest in the general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of the general partner with its own choices and thereby influence the decisions taken by the board of directors and officers.

We may issue additional common units without your approval, which would dilute your existing ownership interests.

We may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. You will not have the right to approve our issuance at any time of equity securities ranking junior to the common units.

The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

•	your proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline; and

•	the ratio of taxable income to distributions may increase.

Cost reimbursements due our general partner may be substantial and will reduce the cash available for distribution to you.

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates, including CFSI LLC and the officers and directors of our general partner, for all expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to you. Our general partner determines the amount of these expenses. In addition, our general partner and its affiliates may provide us with other services for which we will be charged fees as determined by our general partner.

In establishing cash reserves, our general partner may reduce the amount of available cash for distribution to you.

Subject to the limitations on restricted payments contained in the indenture governing the 10.25% Senior Notes due 2017 and other indebtedness, the master partnership distributes all of our “available cash” each quarter to its limited partners and general partner. “Available cash” is defined in the master partnership’s partnership agreement, and it generally means, for each fiscal quarter, all cash and cash equivalents on hand on the date of determination for that quarter less the amount of cash reserves established at the discretion of the general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, the terms of any of our debt instruments or other agreements; or

•	provide funds for distributions to its unitholders and general partner for any one or more of the next four calendar quarters.

These reserves will affect the amount of cash available for distribution to you.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If, at any time, our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon the sale of your common units.

You may be required to repay distributions that you have received from us.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership. However, assignees are not liable for obligations unknown to the assignee at the time the assignee became a limited partner if the liabilities could not be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Tax Risks

Audit adjustments to the taxable income of our corporate subsidiaries for prior taxable years may reduce the net operating loss carryforwards of such subsidiaries and thereby increase their tax liabilities for future taxable periods.

Our business was conducted by an affiliated group of corporations during periods prior to the completion of our initial public offering and, since the initial public offering, continues to be conducted in part by corporate subsidiaries. The amount of cash distributions we receive from our corporate subsidiaries over the next several years will depend in part upon the amount of net operating losses available to those subsidiaries to reduce the amount of income subject to federal income tax they would otherwise pay. These net operating losses will begin to expire in 2019. The amount of net operating losses available to reduce the income tax liability of our corporate subsidiaries in future taxable years could be reduced as a result of audit adjustments with respect to prior taxable years.

CFSI LLC has agreed to indemnify us against additional income tax liabilities, if any, that arise from our operations prior to our initial public offering, and income tax liabilities, if any, that arise from the consummation of the transactions related to our formation in excess of $600,000 if those liabilities are asserted by the IRS or any state taxing authority prior to the expiration of the applicable statutes of limitations for income taxes of Cornerstone Family Services, Inc., or Cornerstone, for its taxable period ending with the conversion of Cornerstone into CFSI LLC (generally, three years from the filing of the tax return for such period). Also, CFSI LLC has agreed to indemnify us against any liabilities we may be subject to in the future resulting from a reduction in our net operating losses as a result of such prior operations or as a result of such formation transactions in excess of that which was believed to result from them at the time of our initial public offering. We cannot assure you that we will not ultimately be responsible for any or all of these liabilities, if they occur. Any increase in the tax liabilities of our corporate subsidiaries because of a reduction in net operating losses not recouped under the indemnity will reduce our cash available for distribution.

Changes in the ownership of our units may result in annual limitations on our corporate subsidiaries’ ability to use their net operating loss carryforwards, which could increase their tax liabilities and decrease cash available for distribution in future taxable periods.

Our corporate subsidiaries’ ability to use their net operating loss carryforwards may be limited if changes in the ownership of our units causes our corporate subsidiaries to undergo an “ownership change” under applicable provisions of the Internal Revenue Code. In general, an ownership change will occur if the percentage of our units, based on the value of the units, owned by certain unitholders or groups of unitholders increases by more than fifty percentage points during a running three-year period. Recent changes in our ownership, along with additional changes that will result from this equity offering, may result in an ownership change. Even if no ownership change results from this equity offering, our corporate subsidiaries will be close to the threshold for an ownership change and may experience one in the future. A future ownership change may result from issuances of our units, sales or other dispositions of our units by certain significant unitholders, certain acquisitions of our units, and issuances, sales or other dispositions or acquisitions of interests in significant unitholders, and we will have little to no control over any such events. To the extent that an annual net operating loss limitation for any one year does restrict the ability of our corporate subsidiaries to use their net operating loss carryforwards, an increase in tax liabilities of our corporate subsidiaries could result, which would reduce the amount of cash available for distribution to you.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of additional entity-level taxation by individual states. If the IRS treats us as a corporation for federal tax purposes or we become subject to additional entity-level taxation for state tax purposes, it would reduce the amount of cash available for distribution to you.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are so treated, if our view is incorrect or if there is a change in our business (or a change in current law) we could be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes for any taxable year for which the statue of limitations remains open or for any future taxable year, we would pay federal income tax on our taxable income for such year(s) at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units. Moreover, treatment of us as a corporation could materially and adversely affect our ability to make payment on our debt.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. For example, members of Congress have recently considered substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. If any of these states were to impose a tax on us, the cash available for distribution to you would be reduced. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

We have subsidiaries that will be treated as corporations for federal income tax purposes and subject to corporate-level income taxes.

Some of our operations are conducted through subsidiaries that are organized as C corporations. Accordingly, these corporate subsidiaries are subject to corporate-level tax, which reduces the cash available for distribution to our partnership and, in turn, to you. If the IRS were to successfully assert that these corporations have more tax liability than we anticipate or legislation was enacted that increased the corporate tax rate, the cash available for distribution could be further reduced.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted, and the cost of any IRS contest will reduce our cash available for distribution to you.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

Because you will be treated as a partner to whom we will allocate taxable income that could be different in amount than the cash we distribute, you may be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

Tax gain or loss on disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between your amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our total net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and non- U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans individual retirement accounts (known as IRAs) and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRA’s and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

We treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Due to a number of factors, including our inability to match transferors and transferees of common units, we take depreciation and amortization positions that may not conform to all aspects of the existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our termination would, among other things, result in the closing of our taxable year for all unitholders which would result in our filing two tax returns for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership will be required to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

You will likely be subject to state and local taxes and filing requirements in jurisdictions where you do not live as a result of an investment in units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We own assets or conduct business in a majority of states and in Puerto Rico. Most of these various jurisdictions currently impose, or may in the future impose, an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, state and local tax returns.

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

If you loan your units to a “short seller” to cover a short sale of units, you may be considered as having disposed of the loaned units, and you may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is put in service. The use of this proration method may not be permitted under existing Treasury Regulations. Recently, however, the U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Vinson & Elkins L.L.P. has not rendered an opinion with respect to whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress have recently considered substantive changes to the existing federal income tax laws that would have affected certain publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Although the recently considered legislation would not have appeared to affect our federal income tax treatment as a partnership, we are unable to predict whether any of these changes, or other proposals, will be reconsidered or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the common units covered by this prospectus for general partnership purposes, which may include, among other things, funding acquisitions of assets or businesses, working capital, capital expenditures, the repayment or refinancing of all or a portion of our debt and/or the repurchase of common units or other securities. The actual application of proceeds we receive from the sale of any particular offering of common units using this prospectus will be described in the applicable prospectus supplement relating to such offering.

We will not receive any proceeds from any sale of common units by the selling unitholder.

DESCRIPTION OF THE COMMON UNITS

The holders of our common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. As of December 7, 2010, we had outstanding 15,573,304 common units, representing a 98.0% limited partner interest, a 2% general partner interest and incentive distribution rights.

Partnership Agreement

The following is a summary of certain provisions of our partnership agreement. A copy of our partnership agreement is included in our other SEC filings and incorporated by reference in this prospectus.

Issuance of Additional Units

Our partnership agreement authorizes us to issue an unlimited number of additional common units and other equity securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

We may issue an unlimited number of common units without the approval of the unitholders as follows:

•	in connection with an acquisition or an expansion capital improvement that increases cash flow from operations per unit on an estimated pro forma basis;

•

if the proceeds of the issuance are used to repay indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with its retirement;

•

the redemption of common units or other equity interests of equal rank with the common units from the net proceeds of an issuance of common units or parity units, but only if the redemption price equals the net proceeds per unit, before expenses, to us;

•	upon conversion of units of equal rank with the common units into common units under some circumstances;

•	in the event of a combination or subdivision of common units;

•	under employee benefit plans; or

•	upon conversion of the general partner interest and incentive distribution rights as a result of a withdrawal of our general partner.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets. In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. The general partner’s 2% interest in our distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Limited Liability

Participation in the Control of Our Partnership

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of claim in Delaware case law.

Unlawful Partnership Distributions

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that are unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business

Our subsidiaries conduct business in 26 states and Puerto Rico and may conduct business in other states in the future. Maintenance of our limited liability, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company and/or our subsidiaries conduct business. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership, limited liability company or corporation statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the laws of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner determined by our general partner to be necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

Certain actions require the approval of the holders of a majority of our common units. The actions that require the approval of a unit majority include:

•	certain amendments to our partnership agreement;

•	the merger of our partnership or the sale of all or substantially all of our assets;

•

amendments to the limited liability company agreement of our operating company and other actions taken as sole member of our limited liability company if such amendment or other action would adversely affect our limited partners or any particular class of our limited partners in any material respect; and

•	the dissolution of our partnership and the reconstitution of our partnership upon dissolution.

Other actions require the unitholder approval described below:

•

the withdrawal of our general partner prior to September 30, 2014 in a manner that would cause a dissolution of our partnership, in most circumstances requires the approval of a majority of the common units, excluding common units held by the general partner and its affiliates;

•	the removal of our general partner requires not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates;

•

the transfer of the general partner interest to a third party prior to September 30, 2014 in most circumstances requires the approval of a majority of the common units, excluding common units held by the general partner and its affiliates; and

•

the transfer of incentive distribution rights to a third party prior to September 30, 2014 in most circumstances requires the approval of a majority of the common units, excluding common units held by the general partner and its affiliates.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price.

The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date are entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a substituted limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in our partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Listing

Our common units are traded on the Nasdaq Global Select Market under the symbol “STON.”

Transfer Agent and Registrar Duties

American Stock Transfer and Trust Company, LLC serves as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following fees that will be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges,

•	special charges for services requested by a holder of a common unit, and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Any transfer of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in our partnership agreement; and

•	gives the consents and approvals contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. The general partner will cause any unrecorded transfer for which a completed and duly executed transfer application has been received to be recorded on our books and records no less frequently than quarterly.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

•

will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification with respect to itself and any beneficial holders; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

The transferor of common units will have a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor will not have a duty to insure the execution of the transfer application and certification by the transferee and will have no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application and certification to the transfer agent.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

CASH DISTRIBUTION POLICY

Quarterly Distributions of Available Cash

General

Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date.

Available cash for any quarter consists of cash on hand at the end of that quarter, plus cash on hand from working capital borrowings made after the end of the quarter but before the date of determination of available cash for the quarter, less cash reserves. Cash and other investments held in merchandise trusts and perpetual care trusts are not treated as available cash until they are distributed to us.

We are prohibited from making any distributions to unitholders if the distributions would cause an event of default, or if an event of default is existing, under our debt agreements.

General Partner Interest and Incentive Distribution Rights

Our general partner is entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest. The general partner’s 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash we distribute from operating surplus in excess of $0.5125 per unit. The maximum distribution of 50% includes distributions paid to the general partner on its 2% general partner interest but does not include any distributions that the general partner may receive on units that it owns.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders is characterized as either “operating surplus” or “capital surplus.” We distribute available cash from operating surplus differently than available cash from capital surplus. We treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus.

Operating Surplus

Operating surplus consists of:

•	our cash balance on September 20, 2004, which was $8.87 million; plus

•	$5.0 million (as described below); plus

•	cash receipts from our operations, including cash withdrawn from merchandise and perpetual care trusts; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for that quarter; less

•	operating expenditures, including cash deposited in merchandise and perpetual care trusts, maintenance capital expenditures and the repayment of working capital borrowings; less

•	the amount of cash reserves for future operating expenditures and maintenance capital expenditures.

As reflected above, operating surplus includes $5.0 million in addition to our cash balance on September 20, 2004, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $5.0 million of cash we receive in the future from non-operating sources, such as asset sales outside the ordinary course of business, sales of our equity and debt securities, and long-term borrowings, that would otherwise be distributed as capital surplus.

As described above, operating surplus is reduced by the amount of our maintenance capital expenditures but not our expansion capital expenditures. For our purposes, maintenance capital expenditures are those capital expenditures required to maintain, over the long term, the operating capacity of our capital assets, and expansion capital expenditures are those capital expenditures that increase, over the long term, the operating capacity of our capital assets.

Examples of maintenance capital expenditures include costs to build roads and install sprinkler systems on our cemetery properties and purchases of equipment for those purposes and, in most instances, costs to develop new areas of our cemeteries. Examples of expansion capital expenditures include costs to identify and complete acquisitions of new cemeteries and funeral homes and to construct new funeral homes. Costs to construct mausoleum crypts and lawn crypts may be considered to be a combination of maintenance capital expenditures and expansion capital expenditures. Our general partner, with the concurrence of its conflicts committee, may allocate capital expenditures between maintenance capital expenditures and expansion capital expenditures and may determine the period over which maintenance capital expenditures will be subtracted from operating surplus.

As described above, operating surplus is reduced by the amount of our operating expenditures. Our partnership agreement specifically excludes certain items from the definition of operating expenditures, such as cash expenditures made for acquisitions or capital improvements, including, without limitation, all cash expenditures, whether or not expensed or capitalized for tax or accounting purposes, incurred during the first four years following an acquisition in order to bring the operating capacity of the acquisition to the level expected to be achieved in the projections forming the basis on which our general partner approved the acquisition. Examples of such cash expenditures include certain maintenance capital expenditures and cash expenditures that we believe are necessary to develop the pre-need sales programs of businesses or assets we acquire. Where cash expenditures are made in part for acquisitions or capital improvements and in part for other purposes, our general partner, with the concurrence of our conflicts committee, will determine the allocation between the amounts paid for each and the period over which cash expenditures made for other purposes will be subtracted from operating surplus.

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our operating surplus. Accordingly, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•

sales or other dispositions of assets for cash (other than sales or other dispositions of excess cemetery property in an aggregate amount not to exceed $1.0 million in any four-quarter period; sales or other dispositions of inventory, accounts receivable and other current assets in the ordinary course of business; and sales or other dispositions of assets as a part of normal retirements or replacements).

The $1.0 million exception for sales of excess cemetery property may be increased by our general partner, with the concurrence of its conflicts committee, if the size of our operations increases as a result of acquisitions or other expansions.

Distributions of Available Cash from Operating Surplus

The following table illustrates the priority of distributions of available cash from operating surplus between the unitholders and our general partner. The amounts set forth in the table in the column titled “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column titled “Total Quarterly Distribution Target Amount,” until the available cash from operating surplus that we distribute reaches the next target distribution level, if any. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has contributed any additional capital required to maintain its 2% general partner interest and has not transferred the incentive distribution rights.

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		Common Unitholders	General Partner
First Target Distribution	above $0.4625 up to $0.5125	98%	2%
Second Target Distribution	above $0.5125 up to $0.5875	85%	15%
Third Target Distribution	above $0.5875 up to $0.7125	75%	25%
Thereafter	above $0.7125	50%	50%

Distributions of Available Cash from Capital Surplus

We do not currently expect to make any distributions of available cash from capital surplus. However, to the extent that we make any distributions of available cash from capital surplus, they will be made in the following manner:

•

first, 98% to all unitholders, pro rata, and 2% to our general partner, until we have distributed for each common unit issued in the initial public offering an amount of available cash from capital surplus equal to the initial public offering price; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the first target distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied, however, to the payment of the minimum quarterly distribution.

If we distribute capital surplus on a unit in an amount equal to the initial unit price, the minimum quarterly distribution and the target distribution levels will be reduced to zero. Once the target distribution levels are reduced to zero, all subsequent distributions will be from operating surplus, with 50% being paid to the holders of units and 50% to our general partner.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the unrecovered initial unit price.

We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the income taxes payable by reason of that legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their respective capital account balances, as adjusted to reflect any taxable gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of taxable gain upon liquidation are intended, to the extent possible, to allow the holders of common units to receive proceeds equal to their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs. There may not be sufficient taxable gain upon our liquidation to enable the holders of common units to fully recover all of these amounts. Any additional taxable gain will be allocated in a manner intended to allow our general partner to receive proceeds in respect of its incentive distribution rights.

If there are losses upon liquidation, they will be allocated to the common units and the general partner interest until the capital accounts of the common units have been reduced to zero. Any remaining loss will be allocated to the general partner interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders. To the extent this section discusses U.S. federal income taxes, that discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to StoneMor and our subsidiaries.

This section does not address all U.S. federal income tax matters that affect us or our unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (as determined for U.S. federal income tax purposes, whose functional currency is the U.S. dollar and who hold units as a capital asset (generally, property that is held as an investment). This section has only limited applicability to corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult, and depend on, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from their ownership or disposition of its units.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter that affects us or our unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest by the IRS of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, the costs of any contest with the IRS, including legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements of law and legal conclusions, but not any statements of fact, contained in this section, except as described below or otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of StoneMor

Partnership Status

We will be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for U.S. federal income taxes. Instead, as described in detail below, each of our unitholders will be required to take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder. Distributions by us to a unitholder generally do not give rise to income or gain taxable to a partner, unless the amount of cash distributed to the partners exceeds the partner’s adjusted U.S. federal income tax basis in its partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be treated as corporations for U.S. federal income tax purposes. Under a “Qualifying Income Exception” however, if 90% or more of the partnership’s gross income for every taxable year consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes. Qualifying income includes income and gains derived from the sale of real property, whether unimproved or improved with installed burial vaults and marker foundations, including burial lots, lawn crypts and mausoleum crypts conveyed by perpetual easements. Other types of qualifying income include interest (other than from a financial business), dividends and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 8% of our current gross income of StoneMor Partners L.P. is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be classified as a partnership for federal income tax purposes for the current year.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(1) Neither we nor any of our partnership or limited liability company subsidiaries has elected or will elect to be treated as a corporation for U.S. federal income tax purposes;

(2) For each taxable year since the year of our initial public offering, more than 90% of our gross income has been income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code;

(3) All sales of burial lots, whether improved or unimproved, will be pursuant to contracts substantially in the form reviewed by Vinson & Elkins L.L.P.; and

(4) Burial vaults, marker foundations and mausoleum crypts are effectively permanently attached to the ground, are not intended to be moved and would likely sustain not insubstantial damage if moved.

We believe that these representations are true and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we have transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in taxable income by our unitholders or us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

If we were treated as an association taxable as a corporation for U.S. federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to the unitholders. In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in our units, or taxable capital gain, after the unitholder’s tax basis in our units is reduced to zero. Accordingly, our taxation as a corporation would result in a material reduction in our cash distributions to unitholders and thus would likely result in a substantial reduction of the value of our units.

The remainder of this discussion assumes that we will be classified as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of StoneMor, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as tax partners of StoneMor for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of short sales, please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes,” with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by our corporate operating subsidiaries, we do not pay any U.S. federal income tax. For U.S. federal income tax purposes, each unitholder will be required to report on his income tax return its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes. Cash distributions made by us to a unitholder in an amount in excess of the unitholder’s tax basis in its units, however, generally will result in the unitholder recognizing gain taxable in the manner described under “—Disposition of Units” below.

Any reduction in a unitholder’s share of our “nonrecourse liabilities” (or liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease the unitholder’s share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash to the unitholder. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any additional amount allocated based on the unitholder’s share of our profits. Please read “Disposition of Units.”

A non-pro rata distribution of money or property, including a non-pro rata distribution deemed to result from a decrease in a unitholder’s share of our non-recourse liabilities, may result in ordinary income to a unitholder, regardless of that unitholder’s tax basis in its units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, a unitholder will be treated as having received its proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for an allocable portion of the distribution made to such unitholder. This latter deemed exchange generally will result in the unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units

A unitholder’s U.S. federal income tax basis in its units initially will be the amount it paid for those units plus its share of our liabilities at the time of purchase. That basis generally will be (i) increased by the unitholder’s share of our income and by any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions to it, by its share of our losses, by any decreases in its share of our nonrecourse liabilities and by its share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Limitations on Deductibility of Losses

The deduction by a unitholder of that unitholder’s share of our losses will be limited to the lesser of (i) the tax basis such unitholder has in its units, and (ii) in the case of a unitholder who is an individual, estate, trust or corporation (if more than 50% of the corporation’s stock is owned directly or indirectly by or for five or fewer individuals or a specific type of tax exempt organization) the amount for which the unitholder is considered to be “at risk” with respect to our activities. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain could no longer be used.

In general, a unitholder will be at risk to the extent of its U.S federal income tax basis in its units, excluding any portion of that basis attributable to the unitholder’s share of our liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than as a result of increases or decreases in the unitholder’s share of our liabilities.

In addition to the basis and at risk limitations on the deductibility of losses, passive activity loss limitations generally apply to limit the deductibility of losses incurred by individuals, estates, trusts and some closely held corporations and personal service corporations from “passive activities,” which are generally defined as trade or business activities in which the taxpayer does not materially participate. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future and will not be available to offset income from other passive activities or investments, including its investments or a unitholder’s investments in other publicly-traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when it disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders for purposes of the investment interest expense limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds and treat the payment as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our limited partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our limited partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and our unitholders in accordance with their percentage interests in us. Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) any difference between the U.S. federal income tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the U.S. federal income tax basis and fair market value of any property contributed to us that exists at the time of such contribution, with any such difference referred to in this discussion as a “Book-Tax Disparity.”

In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, generally will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” as determined under Treasury Regulations promulgated under the Code. In any other case, a unitholder’s share of an item will be determined on the basis of its interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	its relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our amended and restated partnership agreement will be given effect for federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions may be subject to tax as ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose units are loaned to a short seller to cover a short sale of our units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account the unitholder’s distributive share of any items of our income, gain, loss or deduction for purposes of the U.S. federal alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors with respect to the impact of an investment in our units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

The recently enacted Health Care and Education Reconciliation Act of 2010 and the Patient Protection and Affordable Care Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse) or $200,000 (if the unitholder is unmarried). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. This election generally permits us to adjust the U.S. federal income tax basis in our assets as to a specific unit purchase under

Section 743(b) of the Internal Revenue Code to reflect its purchase price. The Section 743(b) adjustment separately applies to a purchaser of units from another unitholder based upon the values and bases of our assets at the time of the transfer to the transferee. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders (“common basis”) and (2) its Section 743(b) adjustment to that tax basis.

Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Internal Revenue Code such as our assets may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to certain other properties subject to depreciation under Section 167 of the Internal Revenue Code must be amortized straight-line or using the 150% declining balance method. As a result, if we owned any assets subject to depreciation under Section 167 of the Internal Revenue Code, the amortization rates could give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. Moreover, if we elect a method other than the remedial method with respect to goodwill property, Treasury Regulation Section 1.197-2(g)(3) generally requires that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible, which includes goodwill properties, should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires a common unit. Under our amended and restated partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Units.” Consistent with this authority, we intend to treat properties depreciable under Section 167 in the same manner as properties depreciable under Section 168 for this purpose. Moreover, if we elect a method other than the remedial method with respect to a goodwill property, we will treat the Section 743(b) adjustment with respect to such goodwill as being non-amortizable. These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in its units is higher than its share of the aggregate tax basis of our assets attributable to such units immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and its share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its units is lower than its share of the aggregate tax basis of our assets. Thus, the fair market value of units may be affected either favorably or unfavorably by the election. A tax bases adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer or if we distribute property and have a substantial tax basis reduction. Generally a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for its taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of his taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to this offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.” We may not be entitled to any amortization deductions with respect to certain goodwill or other intangible properties conveyed to us or held by us at the time of any future offering. Please read “—Uniformity of Units.”

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs we incurred in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial U.S. federal income tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis for the units sold. A unitholder’s amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale. For example, distributions from us in excess of cumulative net taxable income allocated to a unitholder results in a decrease in the unitholder’s U.S. federal income tax basis in that unit will result in the unitholder recognizing taxable income upon the sale of its units for its original cost.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. Long-term capital gain generally is subject to tax at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent new legislation extending or adjusting the current rate). Gain or loss recognized on the disposition of untis will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or “inventory items” that we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly-traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly-traded partnerships are entitled to rely on those proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until the final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells any of its units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have terminated our tax partnership for U.S. federal income tax purposes upon the sale or exchange of interests in us that, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% has been met, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure for publicly traded partnerships that have publicly terminated, the IRS may allow, among other things, that we provide a single Schedule K-1 for the tax year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units and because of other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3), neither of which is anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our Limited partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions. A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we, nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of its own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to its returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement designates our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a person that is not a U.S. person;

(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority;” or

(2) as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, it must disclose the relevant facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single tax year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly our unitholders’ tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties;”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or owns property or in which the unitholder is a resident. We currently conduct business or own property in several states, most of which impose personal income taxes on individuals. Most of these states also impose an income tax on corporations and other entities. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. A unitholder may be required to file state income tax returns and to pay state income taxes in any state in which we do business or own property, and such unitholder may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections of Unitholder Taxes.” Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

SELLING UNITHOLDER

In addition to securities that may be offered by StoneMor Partners L.P., this prospectus covers the offering for resale from time to time by the selling unitholder named in this prospectus or in a prospectus supplement of up to 2,119,891 common units representing limited partner interests in StoneMor Partners L.P. The following table sets forth information as of December 7, 2010 relating to the selling unitholder’s beneficial ownership of our common units. As used herein, “selling unitholder” includes any donee, pledgee or other transferee selling units received from the named selling unitholder after the date of this prospectus.

Name of Selling Unitholder	Number of Common Units Owned Prior to the Offering	Amount of Common Units Being Offered	Amount of Common Units to be Owned upon Completion of the Offering (1)	Percentage of Common Units to be Owned after Completion of the Offering (1)
CFSI LLC (2)	2,119,891	2,119,891	—	*

*	Less than one percent
(1)	Because the selling unitholder may sell all or a portion of the common units registered hereby, we cannot estimate the number or percentage of common units that the selling unitholder will hold upon completion of the offering. Accordingly, the information presented in this table assumes that the selling unitholder will sell all of its common units registered for resale pursuant hereto.

(2)	CFSI LLC holds all of the outstanding Class A units in our general partner, StoneMor GP LLC, which owns our 2% general partner interest, and CFSI LLC directly owns 2,119,891 of our outstanding common units. The limited liability company agreement of StoneMor GP LLC provides that the directors of our general partner will be elected by a plurality vote of Class A units in our general partner; provided, however, that so long as Mr. Lawrence Miller serves as the chief executive officer of our general partner, he will also serve as a director of our general partner, and so long as Mr. William R. Shane serves as chief financial officer of our general partner, he will also serve as a director of our general partner. CFSI LLC is controlled by a series of liquidating trusts, MDC IV Trust U/T/A November 30, 2010 (“MDC IV Trust”), MDC IV Associates Trust U/T/A November 30, 2010 (“MDC IVA Trust”) and Delta Trust U/T/A November 30, 2010 (“Delta Trust” and, collectively with MDC IV Trust and MDC IVA Trust, the “MDC IV Liquidating Trusts”) which together have the right to designate at least three individuals, and such other greater number of individuals, to serve on the board of managers of CFSI LLC under the limited liability company agreement of CFSI LLC. The board of managers of CFSI LLC consists of Lawrence Miller, William R. Shane, Robert B. Hellman, Jr., Martin R. Lautman and Fenton R. Talbott, each whom is also a director of our general partner. Mssrs. Miller and Shane are also executive officers of our general partner. Voting and investment decisions for each of the MDC IV Liquidating Trusts are directed by Gen4 Trust Advisor LLC, a Delaware limited liability company, of which Mr. Hellman serves as the sole member and, in such capacity, has investment and voting control over the securities held by the MDC IV Liquidating Trusts. The MDC IV Liquidating Trusts beneficially own interests in CFSI LLC through their direct ownership of approximately 10.1% of the Class B units of CFSI LLC and indirectly through their ownership of approximately 90.8% of the membership interests in Cornerstone Family Services LLC, which owns 85% of the Class B units of CFSI LLC. Each of Mssrs. Miller and Shane directly owns 1.2% of the Class B units of CFSI LLC, and each of Michael Stache, Robert Stache, Paul Waimberg, Allen R. Freedman and Mssrs. Lautman and Talbott owns less than 1% of the Class B units of CFSI LLC. Each of Mssrs. M. Stache, R. Stach, and Waimberg are executive officers of our general partner. Mr. Freedman is a director of our general partner. Each of Mssrs. Miller and Shane owns a 1.6% membership interest in Cornerstone Family Services LLC through family partnerships, and Mr. Lautman owns less than a 1% membership interest in Cornerstone Family Services LLC. Pursuant to Rule 13d-4 of the Exchange Act, each of the individuals named in this footnote disclaims beneficial ownership of the common units identified in this table as beneficially owned by CFSI LLC.

The above table sets forth information relating to the selling unitholder’s beneficial ownership of our common units as of December 7, 2010. We prepared the table above based on information supplied to us by the selling unitholder. We have not sought to verify such information. Additionally, the selling unitholder may have sold or transferred some or all of its common units in exempt or non-exempt transactions, since such date. Other information about the selling unitholder may also change over time.

The applicable prospectus supplement will set forth, with respect to the applicable selling unitholder:

•	the name of the selling unitholder, including any assignee or transferee of those named above;

•	the nature of the position, office or other material relationship which the selling unitholder will have had within the prior three years with us or any of our affiliates;

•	the number of common units owned by the selling unitholder prior to the offering;

•	the number of common units to be offered for the selling unitholder’s accounts; and

•	the amount and (if 1% or more) the percentage of the outstanding common units for resale to be owned by the selling unitholder after the completion of the offering.

All expenses incurred, excluding underwriting discounts and commission in connection with the registration for resale of the common units beneficially owned by the selling unitholder will be borne by us.

PLAN OF DISTRIBUTION

We may sell the common units being offered hereby directly, through agents or to or through underwriters or dealers.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the common units. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the common units and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act.

If we use any underwriters in the sale of the common units in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the common units in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act.

If we use a dealer in the sale of the common units in respect of which this prospectus is delivered, we will sell those common units to the dealer, as principal. The dealer may then resell those common units to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act.

Common units may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered common units directly.

Because the NASD views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2810 of the NASD Conduct Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the common units in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement. In no event will the maximum amount of compensation to be paid to NASD members in connection with this offering exceed 10% of the gross proceeds.

The selling unitholder may sell the common units described in this prospectus and any prospectus supplement to one or more underwriters for public offering and sale, or it may sell the common units to investors directly or through dealers or agents. The selling unitholder may decide not to sell any or all of the common units it is allowed to sell under this prospectus. As used herein, “selling unitholder” includes donees, pledges, transferees or other successors-in-interest selling units received from the named selling unitholder after the date of this prospectus. Any underwriter, dealer or agent involved in the offer and sale of these common units will be named in the applicable prospectus supplement.

The selling unitholder may act independently of us in making decisions with respect to the timing, manner and size of each of its sales. The selling unitholder may make sales on the Nasdaq Global Select Market or otherwise, at prices and under terms prevailing at the time of the sale, or at prices related to the then-current market price, at fixed prices, or in privately negotiated transactions. The selling unitholder may sell the common units offered by this prospectus by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resales by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the common units as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	privately negotiated transactions, which include direct sales to purchasers and sales effected through agents; any other method permitted pursuant to applicable law.

The selling unitholder may be required by the securities laws of certain states to offer and sell the common units only through registered or licensed brokers or dealers.

The selling unitholder may effect such transactions by selling the common units through agents or to or through underwriters or dealers, and such agents, underwriters or dealers may receive compensation from the selling unitholder in the form of discounts or commissions and may also receive commissions from purchasers of these common units for whom they may act as agent or to whom they sell as principals, or both. Underwriters may sell these common units to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent or to whom they sell as principals, or both.

Any compensation paid by the selling unitholder to underwriters, dealers or agents in connection with the offering of these common units, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of these common units may be deemed to be “underwriters”, and any discounts and commissions received by them and any profit realized by them on resale of these common units may be deemed to be underwriting discounts and commissions under the Securities Act.

We have agreed to indemnify the selling unitholder, any underwriter and any person who controls the selling unitholder within the meaning of the Securities Act, if any, against certain liabilities to which they may become subject in connection with the sale of the common units owned by the selling unitholder under this prospectus, including liabilities arising under the Securities Act.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common units at a level above that which might otherwise prevail in the open market.

Certain of the underwriters, dealers and agents and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus in electronic form may be made available on the web sites maintained by the underwriters.

The underwriters may agree to allocate a number of common units for sale to their online brokerage account holders. Such allocations of common units for Internet distributions will be made on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

The selling unitholder and any underwriter, dealer or agent who participates in the distribution of the common units may be deemed to be an “underwriter” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act.

Except as provided below, we will pay all expenses (other than discounts and commissions) incurred in connection with any offering by us or a selling unitholder pursuant to this prospectus or a prospectus supplement, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel.

LEGAL MATTERS

Vinson & Elkins L.L.P. will pass upon the validity of the common units covered by this prospectus. The selling unitholder’s counsel will advise it about other issues related to the offering. If certain legal matters in connection with an offering of the common units covered by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters, if any, of such offering, that counsel will be named in the related prospectus supplement for such offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from StoneMor Partners L.P.’s Current Report on Form 8-K filed on November 9, 2010, and the effectiveness of StoneMor Partners L.P.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited combined financial statements of the Predecessor Companies of Service Corporation International (formerly known as Certain Wholly-Owned Subsidiaries of Service Corporation International) as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007 incorporated in this prospectus by reference from our Current Report on Form 8-K/A filed with the SEC on June 15, 2010 and our Current Report on Form 8-K filed with the SEC on September 14, 2010 have been audited by Harper & Pearson Company, P.C., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information until the termination of this offering (other than information furnished and not filed with the SEC). You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below filed by us and any future filings made after the date of the initial filing of the registration statement of which this prospectus is a part with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of each offering under this prospectus (other than information furnished and not filed with the SEC):

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed March 16, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed May 10, 2010;

•	Our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2010 filed September 13, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed November 9, 2010;

•

Our Current Reports on Form 8-K filed January 21, 2010, March 30, 2010, May 5, 2010, May 7, 2010, May 27, 2010, June 25, 2010, July 14, 2010, September 13, 2010, September 14, 2010, September 14, 2010, September 20, 2010, September 27, 2010, November 9, 2010 and November 30, 2010;

•	Our Current Report on Form 8-K/A filed June 15, 2010;

•	The following sections of our Proxy Statement on Schedule 14A filed June 4, 2010: “Compensation of Directors and Executive Officers” and “Certain Relationships and Related Transactions;” and

•

The description of the common units contained in the Registration Statement on Form 8-A, initially filed on August 23, 2004, and any subsequent amendment thereto filed for the purpose of updating such description.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

(215) 826-2800

Attn: Investor Relations

We also make available free of charge on our internet website at http://www.stonemor.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and Section 16 reports, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

1,200,000

Common Units

Representing Limited Partner Interests

StoneMor Partners L.P.

PROSPECTUS SUPPLEMENT

RAYMOND JAMES

JANNEY MONTGOMERY SCOTT

                    , 2013